Exhibit 99.1

Independent Auditors’ Report

The Board of Directors and Stockholder

Siebel Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Siebel Systems, Inc. (the “Company”) and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Siebel Systems, Inc. and subsidiaries as of December 31, 2004 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Mountain View, California

February 28, 2006

SIEBEL SYSTEMS, INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2004	2005
Assets
Current Assets:
Cash and cash equivalents	$547,101	$729,395
Short-term investments	1,699,387	1,664,288

Total cash, cash equivalents and short-term investments	2,246,488	2,393,683

Accounts receivable, net of allowances of $25,932 and $18,394, respectively	293,527	374,270
Deferred income taxes	17,542	5,781
Prepaids and other	53,894	38,809

Total current assets	2,611,451	2,812,543

Property and equipment, net	83,908	54,598
Goodwill	208,306	318,674
Intangible assets, net	23,004	26,219
Other assets	36,937	31,999
Deferred income taxes	123,828	120,733

Total assets	$3,087,434	$3,364,766

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,048	$13,741
Accrued expenses	346,672	359,686
Restructuring obligations	30,639	32,545
Deferred revenue	357,223	410,719

Total current liabilities	744,582	816,691

Restructuring obligations, less current portion	75,227	101,090
Other long-term liabilities	20,981	25,212

Total liabilities	840,790	942,993

Commitments and contingencies (Notes 7 and 12)

Stockholders’ equity:
Common stock; $0.001 par value; 2,000,000 shares authorized; 508,953 and 535,268 shares issued and outstanding, respectively	509	535
Additional paid-in capital	1,635,652	1,815,840
Deferred compensation	(2,993)	(12,462)
Accumulated other comprehensive income	70,541	16,676
Retained earnings	542,935	601,184

Total stockholders’ equity	2,246,644	2,421,773

Total liabilities and stockholders’ equity	$3,087,434	$3,364,766

See accompanying notes to consolidated financial statements.

SIEBEL SYSTEMS, INC.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

	Year Ended December 31,
	2004	2005
Revenues:
Software license	$487,127	$480,493
Professional services, maintenance and other	852,666	948,647

Total revenues	1,339,793	1,429,140

Cost of revenues:
Software license	13,316	22,809
Professional services, maintenance and other	443,585	478,072

Total cost of revenues	456,901	500,881

Gross margin	882,892	928,259

Operating expenses:
Product development	299,051	285,940
Sales and marketing	337,690	382,351
General and administrative	104,541	110,179
Restructuring and other charges	6,789	82,629
Purchased in-process product development	6,000	10,890

Total operating expenses	754,071	871,989

Operating income	128,821	56,270

Other income, net:
Interest and other income, net	47,765	65,268
Interest expense	(1,019)	(1,052)

Total other income, net	46,746	64,216

Income before income taxes	175,567	120,486
Income tax expense	64,899	49,195

Net income	$110,668	$71,291

Diluted net income per share	$0.20	$0.13

Basic net income per share	$0.22	$0.14

Shares used in diluted share computation	540,530	545,616

Shares used in basic share computation	505,044	521,752

Comprehensive income (loss):
Net income	$110,668	$71,291
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	23,328	(45,188)
Realized loss (gain) on marketable investments previously recognized in other comprehensive income	(1,612)	242
Unrealized loss on investments	(9,825)	(8,919)

Other comprehensive income (loss)	11,891	(53,865)

Total comprehensive income	$122,559	$17,426

See accompanying notes to consolidated financial statements.

SIEBEL SYSTEMS, INC.

Consolidated Statements of Stockholders’ Equity

(in thousands)

	Common Stock		Additional Paid-in Capital	Deferred Compensation and Other	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balances, December 31, 2003	498,305	$498	$1,550,834	$(1,479)	$58,650	$432,267	$2,040,770
Stock option exercises	7,043	7	36,568	—	—	—	36,575
Employee stock purchase plan issuances	3,675	4	26,987	—	—	—	26,991
Contribution of leased facilities and other	—	—	261	—	—	—	261
Tax benefit from stock-based compensation	—	—	16,586	—	—	—	16,586
Repurchase of common stock subject to vesting	(70)	—	—	—	—	—	—
Issuance of stock-based compensation, net	—	—	4,913	(4,913)	—	—	—
Forfeiture of stock options issued below fair value	—	—	(497)	497	—	—	—
Amortization of stock-based compensation, net	—	—	—	2,902	—	—	2,902
Change in unrealized gain on marketable investments, net of taxes of ($7,349)	—	—	—	—	(11,437)	—	(11,437)
Currency translation adjustment	—	—	—	—	23,328	—	23,328
Net income	—	—	—	—	—	110,668	110,668

Balances, December 31, 2004	508,953	509	1,635,652	(2,993)	70,541	542,935	2,246,644
Stock option exercises	22,041	22	65,318	—	—	—	65,340
Employee stock purchase plan issuances	3,906	4	27,005	—	—	—	27,009
Tax benefit from stock-based compensation	—	—	73,372	—	—	—	73,372
Issuance of restricted stock	23	—	195	(195)	—	—	—
Grant of restricted stock units	—	—	18,869	(18,869)	—	—	—
Issuance of common stock upon vesting of restricted stock units	345	—	(2,078)	—	—	—	(2,078)
Forfeiture of restricted stock and restricted stock units	—	—	(2,378)	2,378	—	—	0
Contribution of leased facilities and other	—	—	92	—	—	—	92
Amortization of stock-based compensation, net	—	—	(207)	7,217	—	—	7,010
Increase in unrealized loss on marketable investments, net of taxes of ($ 5,787)	—	—	—	—	(8,677)	—	(8,677)
Currency translation adjustment	—	—	—	—	(45,188)	—	(45,188)
Dividends paid	—	—	—	—	—	(13,042)	(13,042)
Net income	—	—	—	—	—	71,291	71,291

Balances, December 31, 2005	535,268	$535	$1,815,840	$(12,462)	$16,676	$601,184	$2,421,773

See accompanying notes to consolidated financial statements.

SIEBEL SYSTEMS, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2004	2005
Cash flows from operating activities:
Net income	$110,668	$71,291
Adjustments to reconcile net income to net cash provided by operating activities:
Write-off of property and equipment abandoned in restructuring	1,908	4,376
Write-off of purchased in-process product development	6,000	10,890
Impairment of identifiable intangible assets	—	6,500
Depreciation and other amortization	102,208	60,286
Amortization of identifiable intangible assets	9,921	11,979
Stock-based compensation, net	2,902	7,010
Provision for (recovery of) doubtful accounts and sales returns	(3,509)	1,911
Tax benefit from exercise of stock options	16,586	73,372
Deferred income taxes	32,252	1,409
Foreign currency remeasurement loss (gain)	25,303	(36,312)
Net realized loss (gain) on cost-method investments	2,819	(1,900)
Net realized loss (gain) on short-term investments and marketable equity securities	(2,686)	403
Changes in operating assets and liabilities:
Accounts receivable	(21,799)	(79,637)
Prepaids and other	2,876	19,231
Accounts payable and accrued expenses	3,591	(1,663)
Restructuring obligations	(51,551)	27,203
Deferred revenue	64,052	60,215

Net cash provided by operating activities	301,541	236,564

Cash flows from investing activities:
Purchases of short-term investments	(1,847,545)	(747,335)
Sales and maturities of short-term investments	1,602,086	753,777
Proceeds from sale of venture investments	—	4,998
Proceeds from sale of marketable equity securities	505	773
Purchases of property and equipment, net	(8,725)	(9,398)
Purchase consideration paid for acquired businesses, net of cash received	(77,306)	(122,510)

Net cash used in investing activities	(330,985)	(119,695)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of repurchases	63,566	90,271
Dividends paid to shareholders	—	(13,042)
Repayments of capital lease obligations	(11,887)	(8,314)

Net cash provided by financing activities	51,679	68,915

Effect of exchange rate fluctuations on cash	(10,497)	(3,490)

Change in cash and cash equivalents	11,738	182,294
Cash and cash equivalents, beginning of period	535,363	547,101

Cash and cash equivalents, end of period	$547,101	$729,395

Supplemental disclosures of cash flows information:
Cash paid for interest	$1,039	$1,072

Cash paid for income taxes	$10,795	$12,069

See accompanying notes to consolidated financial statements.

1.	Summary of Significant Accounting Policies

The Company

Siebel Systems, Inc. (the “Company”) is a leading provider of business applications software for the front office. The Company considers the front office to include those areas of business activity that involve customer interactions, such as sales, marketing and service. Siebel Business Applications—the Company’s comprehensive family of front-office business applications—are designed to help organizations better manage their customer, partner and employee relationships, analyze critical customer data, and execute customer-focused business processes. Siebel Business Applications can be installed on premise, delivered as a hosted service over the Internet, or deployed as a combination of the two.

A substantial portion of the Company’s front-office business applications is focused on the customer relationship management, or CRM, market. CRM is an integrated approach to identifying, acquiring and retaining customers in order to help organizations maximize the value of customer interactions and improve corporate performance. The Company’s sales, service and marketing applications are designed to help organizations perform and coordinate these operations across multiple communication channels (such as the Internet, telephone, fax, email, and in person) and different lines of business, while providing their customers with a single, consistently high standard of service. The Company’s front-office solutions also include its customer and business intelligence applications (also known as analytics), customer data integration solutions, and a deeper set of service offerings to assist the Company’s customers in maximizing the value received from its products.

In addition to licensing the Company’s applications on a per-user basis, the Company also offers two hosted software solutions, Siebel CRM OnDemand and Siebel Contact OnDemand, as services available over the Internet. Siebel CRM OnDemand offers customers the Company’s CRM and analytics functionality and Siebel Contact OnDemand offers customers the Company’s call center functionality. The Company’s OnDemand solutions integrate with the on-premise Siebel Application Suite, enabling organizations to deploy the Company’s solutions in any combination of online, hosted or on-premise delivery models.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires that the Company make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to revenue recognition, provision for doubtful accounts and sales returns, fair value of investments, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, income taxes, restructuring obligations, and contingencies and litigation, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from the estimates made by management with respect to these and other items.

Foreign Currency Translation

The Company considers the functional currency of its foreign subsidiaries to be the local currency, and accordingly, the foreign currency is translated into U.S. dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign subsidiary financial statements are reported in accumulated other comprehensive income. Gains or losses on foreign currency transactions are recognized in current operations and have not been significant to the Company’s operating results for any period presented.

Fair Value of Financial Instruments

The fair value of the Company’s cash, cash equivalents, short-term investments, accounts receivable and accounts payable approximate their respective carrying amounts. The fair value of the Company’s derivative financial instruments, principally foreign currency contracts utilized to offset foreign currency transaction gains and losses, was $3.5 million as of December 31, 2005. The fair value of these derivative financial instruments is reflected in prepaids and other in the accompanying consolidated balance sheet as of December 31, 2005.

Cash, Cash Equivalents, Short-Term Investments and Marketable Equity Securities

The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents. Short-term investments generally consist of highly liquid securities with original maturities in excess of 90 days. Marketable equity securities are reflected in prepaids and other in the accompanying consolidated balance sheets, and include the Company’s investments in publicly traded companies in the high technology industry. The Company has classified its short-term investments and marketable equity securities as “available-for-sale.” Such investments are carried at fair value with unrealized gains and losses, net of related tax effects, reported within accumulated other comprehensive income. Realized gains and losses on available-for-sale securities are computed using the specific identification method and reflected in the accompanying consolidated statements of operations.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of short-term investments, trade accounts receivable and financial instruments used in foreign currency hedging activities. The Company primarily invests its excess cash in money market instruments, government securities, corporate bonds and asset-backed securities. The Company is exposed to credit risks related to its short-term investments in the event of default or decrease in credit-worthiness of one of the issuers of the investments. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable, as the majority of the Company’s customers are large, well-established companies. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to any particular industry or geographic area since the Company’s business is not concentrated on any one particular customer or customer base.

No single customer accounts for more than 10% of revenues for any period presented, and the Company’s customers, which are primarily in the high technology, telecommunications, financial services (including insurance), pharmaceutical, public sector and consumer packaged goods industries, are sufficiently diverse that the Company does not consider itself significantly exposed to concentrations of credit risk. The counterparties to agreements relating to the Company’s foreign currency contracts are large, multinational financial institutions. The amounts subject to credit risk arising from the possible inability of counterparties to meet the terms of their contracts are generally limited to the amounts, if any, by which the counterparty’s obligations exceed the obligations of the Company to that counterparty.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Capital lease amortization is included with depreciation expense, and the associated accumulated amortization of $33.7 million and $37.1 million as of December 31, 2004 and 2005, respectively, is included with accumulated depreciation in the accompanying consolidated financial statements. Depreciation and amortization are calculated using the straight-line method over the shorter of the estimated useful lives of the respective assets, generally two to five years, or the lease term, if applicable. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the improvements, generally seven years. Expenditures for maintenance and repairs are charged to expense as incurred. Cost and accumulated depreciation of assets sold or retired are removed from the respective property accounts, and the gain or loss is reflected in the consolidated statements of operations.

Asset Retirement Obligations

On January 1, 2003, the Company adopted SFAS No. 143 “Accounting for Asset Retirement Obligations” (“SFAS 143”), which applies to legal obligations associated with the retirement of long-lived assets. All of the Company’s existing asset retirement obligations are associated with commitments to return property subject to operating leases to the original condition upon lease termination. As of the date of adoption, the Company recorded a $1.8 million long-term asset retirement liability and a corresponding increase in leasehold improvements. This amount represents the net present value of the expected future cash flows associated with returning certain of the Company’s leased properties to original condition. The Company has reflected asset retirement obligations of $0.3 million and $0.1 million in accrued expenses, and $1.9 million and $1.3 million in other long-term liabilities, in the accompanying consolidated balance sheets as of December 31, 2004 and 2005, respectively.

Intangible Assets and Goodwill

The Company accounts for its business combinations in accordance with SFAS No. 141 “Business Combinations” (“SFAS 141”) and the related acquired intangible assets and goodwill in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 specifies the accounting for business combinations and the criteria for recognizing and reporting intangible assets apart from goodwill.

SFAS 142 requires that intangible assets with an indefinite life should not be amortized until their life is determined to be finite, and all other intangible assets must be amortized over their useful lives. The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from one to six years. SFAS 142 also requires that goodwill not be amortized but instead be tested for impairment in accordance with the provisions of SFAS 142 at least annually and more frequently upon the occurrence of certain events (see “Impairment of Long-Lived Assets” below). Please refer to Note 4 for a further discussion of the Company’s intangible assets and goodwill.

Impairment of Long-Lived Assets

The Company tests goodwill for impairment in accordance with SFAS 142. SFAS 142 requires that goodwill be tested for impairment at the “reporting unit” level (“Reporting Unit”) at least annually and more frequently upon the occurrence of certain events, as defined by SFAS 142. Consistent with the Company’s determination that it has only one reporting segment as defined in SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information,” the Company has determined that it has only one Reporting Unit, specifically the license, implementation and support of its software applications. Goodwill is tested for impairment annually on July 1 in a two-step process. First, the Company determines if the carrying amount of its Reporting Unit exceeds the “fair value” of the Reporting Unit, which would indicate that goodwill may be impaired. If the Company determines that goodwill may be impaired, the Company compares the “implied fair value” of the goodwill, as defined by SFAS 142, to its carrying amount to determine if there is an impairment loss. The Company does not have any goodwill that it considers to be impaired.

In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the Company evaluates long-lived assets, including intangible assets other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. As discussed further in Note 4, during 2005 the Company concluded that certain of its intangible assets were impaired and wrote those assets down to their fair values.

Contingent Liabilities

The Company has a number of unresolved regulatory, legal and tax matters, as discussed further in Notes 7 and 12. The Company provides for contingent liabilities in accordance with SFAS No. 5 “Accounting for Contingencies” (“SFAS 5”). In accordance with SFAS 5, a loss contingency is charged to income when (i) it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and (ii) the amount of the loss can be reasonably estimated. Disclosure in the notes to the financial statements is required for loss contingencies that do not meet both those conditions if there is a reasonable possibility that a loss may have been incurred. Gain contingencies are not recorded until realized. The Company expenses all legal costs incurred to resolve regulatory, legal and tax matters as incurred.

Periodically, the Company reviews the status of each significant matter to assess the potential financial exposure. If a potential loss is considered probable and the amount can be reasonably estimated as defined by SFAS 5, the Company reflects the estimated loss in its results of operations. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability is reasonably estimable. Because of uncertainties related to these matters, accruals are based on the best information available at the time. Further, estimates of this nature are highly subjective, and the final outcome of these matters could vary significantly from the amounts that have been included in the accompanying consolidated financial statements. As additional information becomes available, the Company reassesses the potential liability related to its pending claims and litigation and may revise its estimates accordingly. Such revisions in the estimates of the potential liabilities could have a material impact on the Company’s results of operations and financial position.

Stock-Based Compensation

The Company accounts for its employee stock-based compensation plans using the intrinsic value method, as prescribed by APB No. 25 “Accounting for Stock Issued to Employees” and interpretations thereof (collectively referred to as “APB 25”). Accordingly, the Company records deferred compensation costs related to its stock-based compensation as follows (all references in this document to market price on the date of grant have the meaning set forth in the applicable plan):

•	Stock options—The Company records and measures deferred compensation for stock options granted to its employees and members of its Board of Directors when the market price of the underlying stock on the date of the grant exceeds the exercise price of the stock option on the date of the grant. The Company records and measures deferred compensation for stock options granted to non-employees based on the fair value of the stock options.

•	Restricted stock and restricted stock units (“RSUs”)—The Company records and measures deferred compensation for restricted stock and RSUs based on the market price of the Company’s common stock on the date of grant.

Deferred compensation is expensed on a straight-line basis over the respective vesting period of the equity instrument. The terms of the Company’s stock options and restricted stock generally provide for ratable vesting over five years, with 20% of the underlying shares vesting one year from grant and the remaining shares vesting 5% quarterly thereafter. The terms of the Company’s RSU grants vary, but generally provide for the underlying shares to vest over a period of approximately one to five years. Please refer to Note 10 for a further discussion of the Company’s RSUs. The Company did not grant any stock options at exercise prices below the fair market value of the Company’s common stock during any period presented.

An alternative to the intrinsic value method of accounting for stock-based compensation is the fair value approach prescribed by SFAS No. 123 “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure” (collectively referred to as “SFAS 123”). If the Company followed the fair value approach, the Company would record deferred compensation based on the fair value of the stock option at the date of grant as determined using the Black-Scholes option valuation model. The deferred compensation calculated under the fair value method would then be amortized on a straight-line basis over the vesting period of the respective stock option.

As required by SFAS 123, the Company has prepared a reconciliation of its earnings as reported on the statement of operations to the earnings that the Company would have reported if it had followed SFAS 123 in accounting for its stock-based compensation arrangements. In accordance with SFAS 123, in preparing this reconciliation the Company has first added back all stock-based compensation expense reflected in its statement of operations, then deducted the stock-based employee compensation expense determined under SFAS 123. Summarized below are the pro forma effects on the Company’s earnings and earnings per share as if the Company had elected to use the fair value approach prescribed by SFAS 123 to account for its employee stock-based compensation plans, including its employee stock purchase plan (the “Purchase Plan”) (in thousands, except per share data):

	Year Ended December 31,
	2004	2005
Net income:
As reported	$110,668	$71,291

Compensation expense related to:
Stock options dilutive to stockholders:
Stock-based compensation accounted for under APB 25	2,902	7,010
In-the-money stock options and restricted stock units	(21,150)	(24,486)
Stock purchase rights under the Purchase Plan	(10,422)	(8,429)

Subtotal	(28,670)	(25,905)

Stock options not dilutive to stockholders:
Out-of-the-money stock options	(115,424)	(76,930)
Stock options forfeited in connection with terminations	(25,250)	(4,153)

Subtotal	(140,674)	(81,083)

Total pro forma expense giving effect to SFAS 123	(169,344)	(106,988)

Tax benefit related to SFAS 123 expense	7,519	2,287

Pro forma net loss giving effect to SFAS 123	$(51,157)	$(33,410)

Diluted net income (loss) per share:
As reported	$0.20	$0.13

Pro forma giving effect to SFAS 123	$(0.10)	$(0.06)

Basic net income (loss) per share:
As reported	$0.22	$0.14

Pro forma giving effect to SFAS 123	$(0.10)	$(0.06)

The Company has provided a tax benefit on the pro forma expense in the above table in a manner consistent with the Company’s accounting for deferred tax assets resulting from the exercise of employee stock options in the accompanying consolidated financial statements. Accordingly, the Company’s tax benefits in 2004 and 2005 were limited to the amount of pro forma expense reflected in the above table resulting in tax benefits of $7.5 million and $2.3 million, respectively, compared to the actual benefits realized on the Company’s tax returns of $16.6 million and $73.4 million, respectively, which are reflected as increases to additional paid-in capital in the accompanying consolidated financial statements. Please refer to Note 12 for further discussion of the Company’s accounting for deferred tax assets generated from the exercise of employee stock options.

In-the-money stock options in the above table have exercise prices below the closing price of the Company’s common stock as of the end of each of the respective periods, and out-of-the-money stock options have exercise prices equal to or greater than the closing price of the Company’s common stock as of the end of each of the respective periods. The closing prices as of December 31, 2004 and 2005 were $10.49 and $10.57, respectively.

As the table above illustrates, total pro forma expense for stock options includes $140.7 million and $81.1 million of expense during 2004 and 2005 related to (i) stock options forfeited by employees upon termination for no consideration, and (ii) stock options that are significantly out of the money (e.g., the weighted-average exercise price of the out-of-the-money stock options was $21.86 per share compared to a closing price of $10.57 per share as of December 31, 2005). These items represented 83% and 76% of the pro forma expense in the above table for 2004 and 2005, respectively.

The Company determined the assumptions used in computing the fair value of its stock options or stock purchase rights issued under its employee stock purchase plan (the “Purchase Plan”) as follows:

Expected Life

In determining the appropriate expected life of its stock options, the Company segregates its optionholders into the following categories: (i) CEO and members of its Board of Directors, (ii) officers and (iii) non-officer employees. The Company determined these categories based on its experience that its CEO, officers and members of its Board of Directors hold stock options for longer periods than its non-officer employees.

The Company estimated the expected useful lives for each of these categories giving consideration to (i) the weighted average vesting periods (e.g., options that vest over five years have a weighted-average vesting period of 2.7 years), (ii) the contractual lives of the stock options, (iii) the relationship between the exercise price and the fair market value of the Company’s common stock, (iv) expected employee turnover, (v) the expected future volatility of the Company’s common stock, and (v) past and expected exercise behavior, among other factors.

During 2005, the Company’s weighted average expected life assumption increased compared to 2004, primarily due to (i) an increase in the weighted average vesting period and (ii) the continued low levels of volatility of the Company’s common stock (i.e., lower volatility historically has resulted in a longer stock option life).

Volatility

The Company estimated expected volatility giving consideration to the expected useful lives of the stock options, implied expected volatility in traded options for the Company’s common stock, and recent volatility of the Company’s common stock, among other factors. In considering these factors, the Company noted that (i) the stock market in general, and its common stock in particular, have continued to become less volatile; and (ii) implied volatility in traded options for the Company’s common stock has continued to decrease relative to previous periods.

Risk-Free Interest Rate

The Company estimated the risk-free interest rate using the U.S. Treasury bill rate for the relevant expected life.

Dividend Yield

The Company estimated a dividend yield of 1.1% for use in the valuation of stock options granted in the second quarter of 2005, based on the Board-approved quarterly dividend of $0.025 per share discussed further in Note 6 below, and the fair market value of the Company’s stock as of June 30, 2005 of $8.90 per share. Given the pendency of the acquisition of the Company by Oracle Corporation as discussed in Note 3 below, the Company determined in the third quarter of 2005 that it would not grant further dividends. Therefore, the Company utilized an annual dividend yield of 0% for the valuation of stock options granted in the third and fourth quarters of 2005.

The fair value of stock options was estimated on the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions:

	2004	2005
Risk-free interest rate	3.00%	4.06%
Expected life (in years)	3.4	3.8
Expected volatility	41.0%	38.0%
Dividend yield	—	0.25%

Using the Black-Scholes option valuation model, stock options granted during 2004 and 2005 had weighted average fair values of $3.29 and $2.99 per share, respectively. There were no grants in 2004 or 2005 at exercise prices below market price at the date of grant.

The fair value of employees’ stock purchase rights granted under the Purchase Plan was estimated using the Black-Scholes option valuation model with the following weighted average assumptions used for purchases:

	2004	2005
Risk-free interest rate	1.40%	3.22%
Expected life (in years)	0.5	0.5
Expected volatility	46%	36%

The weighted average estimated fair value of the common stock purchase rights granted under the Purchase Plan during 2004 and 2005 was $2.85 and $2.20 per share, respectively, including the 15% discount from the quoted market price. During 2004 and 2005, all offering periods under the Purchase Plan were for six months.

Derivative Instruments and Hedging Activities

The Company operates internationally and thus is exposed to potential adverse changes in currency exchange rates. The Company uses derivative instruments (foreign exchange forward contracts) to reduce its exposure to foreign currency rate changes on receivables, payables and intercompany balances denominated in a non-functional currency. The objective of these contracts is to reduce or eliminate, and efficiently manage, the economic impact of currency exchange rate movements on the Company’s operating results as effectively as possible. These contracts require the Company to buy or sell currencies at rates agreed upon at the contract’s inception. These contracts reduce the exposure to fluctuations in foreign exchange rate movements because the gains and losses associated with foreign non-functional currency denominated balances and transactions are generally offset with the gains and losses of the foreign exchange forward contracts.

Derivative instruments are recognized as either assets or liabilities and are measured at fair value. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the resulting designation. The Company does not designate its foreign exchange forward contracts as accounting hedges as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and, accordingly, the Company adjusts these instruments to fair value through operations (i.e., included in other income). The Company does not hold or issue financial instruments for speculative or trading purposes.

Revenue Recognition

Substantially all of the Company’s revenues are derived from providing (i) licenses of our software; (ii) technical support and product updates, otherwise known as maintenance; and (iii) professional services, including implementation and training services. The Company’s standard end user license agreement provides for an initial fee for use of the Company’s products in perpetuity based upon the number of named users. The Company licenses its software in multiple element arrangements in which the customer typically purchases a combination of (i) its software products, (ii) a maintenance arrangement, which is generally priced as a percentage of the software license fees and provides for technical support and product updates over a period of one year, and (iii) a professional services arrangement on a time and materials basis.

Determining Separate Elements and Allocating Value to Those Elements

The Company recognizes revenue using the residual method pursuant to the requirements of Statement of Position No. 97-2 “Software Revenue Recognition” (“SOP 97-2”), as amended by Statement of Position No. 98-9, “Software Revenue Recognition with Respect to Certain Arrangements.” Under the residual method, revenue is recognized in a multiple element arrangement when company-specific objective evidence of fair value exists for all of the undelivered elements (i.e., professional services and maintenance) in the arrangement, but does not exist for one of the delivered elements in the arrangement (i.e., the software product). The Company allocates revenue to each element in the arrangement based on its respective fair value, with the fair value determined by the price charged when that element is sold separately. The Company defers revenue for the fair value of its undelivered elements (e.g., professional services and maintenance) and recognizes revenue for the remainder of the arrangement fee attributable to the delivered elements (i.e., software product) when the basic criteria in SOP 97-2 have been met.

The Company determines the fair value of the maintenance portion of the arrangement based on the renewal price of the maintenance charged to the customer based on full deployment of the licensed software products, and the fair value of the professional services portion of the arrangement based on the hourly rates that the Company charges for these services when sold independently from a software license. If evidence of fair value cannot be established for the undelivered elements of a license agreement, the entire amount of revenue from the arrangement is deferred and recognized over the period that these elements are delivered.

In addition to evaluating the fair value of each element of the arrangement, the Company evaluates whether the elements can be separated into separate accounting units under SOP 97-2. In making this determination, the Company considers the nature of services (i.e., consideration of whether the services are essential to the functionality of the licensed product), degree of risk, availability of services from other vendors, timing of payments and impact of milestones or acceptance criteria on the realizability of the software license fee.

Software License Revenue

Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when persuasive evidence of an arrangement exists and delivery has occurred, provided the fee is fixed or determinable, collectibility is probable and the arrangement does not require significant customization of the software. For substantially all of the Company’s software arrangements, the Company defers revenue for the fair value of the maintenance and professional services to be provided to the customer and recognizes revenue for the software license when persuasive evidence of an arrangement exists and delivery of the software has occurred, provided the fee is fixed or determinable and collection is deemed probable.

If at the outset of the customer arrangement, the Company determines that the arrangement fee is not fixed or determinable, the Company defers the revenue and recognizes the revenue when the arrangement fee becomes due and payable. If at the outset of the customer arrangement, the Company determines that collectibility is not probable, the Company defers the revenue and recognizes the revenue when payment is received. The Company generally recognizes revenue from resellers upon sell-through to the end customer. In certain geographies, the Company defers revenue recognition from resellers until payment is received.

At times the Company licenses a combination of its products to its customers, with the actual product selection and number of licensed users determined subsequent to the initial license. The Company refers to these licenses as “Enterprise Licenses” and accounts for the Enterprise Licenses in accordance with AICPA Technical Practice Aid 5100.45 “Effect of change in license mix on software revenue recognition.” Accordingly, assuming all other criteria in SOP 97-2 are met, the Company recognizes revenue from its Enterprise Licenses upon delivery of the first copy, or product master, for all of the products within the license, as all products have been licensed and delivered, and the customer has the right of use.

Maintenance Revenue

The Company’s customers typically prepay maintenance for the first year in connection with a new software license, and the related revenue is deferred and recognized ratably over the term of the initial maintenance contract based on the number of days the contract is outstanding during each period. Maintenance is renewable by the customer on an annual basis thereafter. Rates for maintenance, including subsequent renewal rates, are typically established based upon a specified percentage of net license fees as set forth in the arrangement.

Professional Services Revenue

Professional services revenue primarily consists of implementation services related to the installation of the Company’s software products and training revenues. The Company’s software is ready to use by the customer upon receipt and, therefore, the Company’s implementation services do not involve significant customization to or development of the underlying software code. Substantially all of the Company’s professional services arrangements are billed on a time and materials basis and, accordingly, are recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the professional services, revenue is deferred until the uncertainty is sufficiently resolved.

The Company recognizes revenue from contracts with fixed or “not to exceed” fees (“Fixed Fee Contracts”) utilizing the proportional performance method of accounting. The Company estimates the proportional performance on Fixed Fee Contracts on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project, assuming there are no better indications of the proportional performance. The Company recognizes no more than 90% of the milestone or total contract amount until acceptance is obtained. If the Company does not have a sufficient basis to measure progress toward completion, revenue is recognized when the Company receives final acceptance from the customer. When total cost estimates exceed revenues, the Company accrues for the estimated losses immediately using cost estimates that are based upon an average fully burdened daily rate applicable to the consulting organization delivering the services.

OnDemand Revenue

Included in professional services, maintenance and other revenues are revenues derived from the Company’s hosted service offerings, Siebel CRM OnDemand and Siebel Contact OnDemand. The Company’s customers typically prepay for these subscription services, which the Company defers and recognizes ratably over the term of the customer contract based on the number of days the contract is outstanding during each period.

Because the Company does not provide the end customer with the right to take delivery of the hosted software, SOP 97-2 does not apply. Accordingly, the Company follows the guidance in EITF No. 00-21 “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”) for purposes of allocating the total consideration to the individual deliverables in its OnDemand arrangements. The Company evaluates whether each of the elements in these arrangements represents a separate unit of accounting, as defined by EITF 00-21, using all applicable facts and circumstances, including whether (i) the Company sells or could readily sell the element unaccompanied by the other elements, (ii) the element has stand-alone value to the customer, (iii) there is objective reliable evidence of the fair value of the undelivered item, and (iv) there is a general right of return.

The Company allocates the arrangement consideration to the separate units of accounting based on their relative fair values, as determined by the price of the undelivered items when sold separately. Assuming all other criteria are met (i.e., evidence of an arrangement exists, collectibility is probable, and fees are fixed or determinable), revenue is recognized as follows:

•	Hosting Services are recognized ratably over the term of the initial hosting contract based on the number of days the contract is outstanding during each period.

•	Premium Support Services are recognized as described above under “Maintenance Revenue.”

•	Professional Services are recognized as described above under “Professional Services Revenue.”

If evidence of fair value cannot be established for the undelivered elements of an agreement, the entire amount of revenue from the arrangement is recognized ratably over the period that these elements are delivered.

Concurrent and Nonmonetary Transactions

The Company’s customers include several of its suppliers and on occasion, the Company has purchased goods or services for the Company’s operations from these vendors at or about the same time the Company has licensed its software to these same organizations (a “Concurrent Transaction”). Software license transactions that occur within three months (i.e., “at or about the same time”) of a purchase by the Company from that same customer are reviewed by management for appropriate accounting and disclosure. The Company accounts for its Concurrent Transactions in accordance with APB No. 29 “Accounting for Nonmonetary Transactions” and EITF No. 01-02 “Interpretations of APB Opinion 29,” collectively referred to as “APB 29.” Concurrent Transactions are separately negotiated, settled in cash and recorded at terms the Company considers to be arm’s length. In addition, the Company receives competitive bids for the goods or services purchased by the Company in connection with Concurrent Transactions and these goods or services were budgeted by the Company in advance of the transaction, where appropriate.

Prior to recognizing any revenue from a Concurrent Transaction, the Company ensures that (i) the transaction meets its standard revenue recognition policies, as discussed above; (ii) the customer meets the Company’s standard credit requirements; (iii) the transaction represents the culmination of the earnings process; and (iv) all goods or services purchased by the Company are necessary for its current operations and are expected to be placed into service shortly after purchase. If the Concurrent Transaction meets these requirements, the Company records the revenue at fair value, as defined by APB 29. The Company determines fair value based on a comparison of cash transactions for its software that are of similar size and on similar terms as the Concurrent Transaction or the fair value of the goods or services purchased by the Company, whichever is more readily determinable. The Company did not have any Concurrent Transactions during 2004 and 2005 that were required to be accounted for under APB 29.

Cost of Revenues

Cost of software license revenues consists primarily of amortization of acquired technology, third-party software royalties, and product packaging, shipping and documentation. Cost of professional services, maintenance and other revenues consist primarily of personnel-related costs (salaries and benefits), allocated facilities and systems costs, and cost of services provided by third-party consultants engaged by the Company.

Software Development Costs

Software development costs associated with new software products and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, the time period between the establishment of technological feasibility and completion of software development has been short, and no significant development costs have been incurred during that period. Accordingly, the Company has not capitalized any software development costs to date.

Advertising

The Company expenses the costs of producing advertisements at the time production occurs and expenses the cost of communicating the advertising in the period in which the advertising is used. Advertising expense is included in sales and marketing expense and amounted to $6.2 million and $10.7 million in 2004 and 2005, respectively.

Lease Obligations

The Company recognizes lease obligations with fixed escalations of rental payments on a straight-line basis in accordance with Financial Accounting Standards Board Technical Bulletin 85-3 “Accounting for Operating Leases with Scheduled Rent Increases” (“FTB 85-3”). Accordingly, the total amount of base rentals over the term of the Company’s leases is charged to expense on a straight-line method, with the amount of rental expense in excess of lease payments recorded as a deferred rent liability. As of December 31, 2004 and 2005, the Company has reflected deferred rent liabilities of $19.1 million and $19.3 million, respectively, in other long-term liabilities.

Provision for Doubtful Accounts

The Company initially records its provision for doubtful accounts based on its historical experience and then adjusts this provision at the end of each reporting period based on a detailed assessment of our accounts receivable and allowance for doubtful accounts. In estimating the allowance for doubtful accounts, management considers, among other factors, (i) the aging of the accounts receivable, (ii) trends within and ratios involving the age of the accounts receivable, (iii) the customer mix in each of the aging categories and the nature of the receivable (e.g., license, consulting, maintenance, etc.), (iv) the Company’s historical write-offs and recoveries; (v) the credit-worthiness of each customer, (vi) the economic conditions of the customer’s industry, and (vii) general economic conditions. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet their financial obligations to it, the Company records a specific allowance against amounts due from the customer, and thereby reduces the net recognized receivable to the amount it reasonably believes will be collected.

Restructuring and Related Expenses

In June 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, as opposed to when management commits to an exit plan. SFAS 146 also requires that (i) liabilities associated with exit and disposal activities be measured at fair value; (ii) one-time termination benefits be expensed at the date the entity notifies the employee, unless the employee must provide future service, in which case the benefits are expensed ratably over the future service period; (iii) liabilities related to an operating lease/contract be recorded at fair value and measured when the contract does not have any future economic benefit to the entity (i.e., the entity ceases to utilize the rights conveyed by the contract); and (iv) all other costs related to an exit or disposal activity be expensed as incurred. The Company estimated the fair value of its lease obligations included in the 2004 and 2005 Restructurings (as defined in Note 2) based on the present value of the remaining lease obligation, operating costs, and other associated costs, less estimated sublease income.

The Company has historically provided substantially the same termination benefits at the time of a non-performance-based workforce reduction and, as a result, the Company determined that in some cases, SFAS 146 did not apply to its employee termination obligations incurred in connection with its 2005 Restructuring. The Company has accounted for these employee termination obligations, with the exception of those created under labor law (e.g., the WARN Act), in accordance with SFAS No. 112 “Employers’ Accounting for Postemployment Benefits, an Amendment of FASB Statements No. 5 and 43” (“SFAS 112”) The Company has accounted for obligations incurred in connection with the 2003 Restructuring under the WARN Act and local labor laws in accordance with SFAS No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (“SFAS 88”). Under SFAS 112 and SFAS 88, the Company records these obligations when the obligations are estimable and probable.

The Company accounts for costs related to long-lived assets abandoned in accordance with SFAS 144 and, accordingly, charges to expense the net carrying value of the long-lived assets when the Company ceases to use the assets.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized for deductible temporary differences, along with net operating loss carryforwards and credit carryforwards, if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under the preceding criteria, allowances are established. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Net Income (Loss) per Share

Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding. Diluted net income (loss) per share is computed using the weighted average number of shares of common stock and, when dilutive, potential common shares from stock options, restricted common stock subject to repurchase, and restricted stock units, using the treasury stock method.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation, the most significant of which were: (1) in the accompanying consolidated balance sheet as of December 31, 2004, a reclassification of accrued interest in the amount of $13.3 million from “Cash and cash equivalents” to “Short-term investments”; and (2) in the accompanying consolidated statement of cash flows for the year ended December 31, 2004, a reclassification of $19.7 million, decreasing the effect of exchange rate fluctuations on cash and increasing cash flows from operating activities. The increase to cash flows from operating activities was comprised of a $25.3 million increase in foreign currency remeasurement loss, offset by a net $5.6 million decrease in changes in operating assets and liabilities.

Recent Accounting Pronouncements

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (Revised 2004) “Share-Based Payment” (“SFAS 123R”), a revision to SFAS 123. SFAS 123R addresses all forms of share-based payment (“SBP”) awards, including shares issued under the Purchase Plan, stock options, restricted stock, restricted stock units and stock appreciation rights. SFAS 123R will require the Company to record compensation expense for SBP awards based on the fair value of the SBP awards.

Under SFAS 123R, restricted stock and restricted stock units will generally be valued by reference to the market value of freely tradable shares of the Company’s common stock. Stock options, stock appreciation rights and shares issued under the Purchase Plan will generally be valued at fair value determined through an option valuation model, such as a lattice model or the Black-Scholes option valuation model (the model that the Company currently uses for its footnote disclosure). SFAS 123R is effective for annual fiscal periods beginning after June 15, 2005.

Income Taxes

In December 2004, the FASB issued two FASB Staff Positions (“FSP”) related to the recently enacted American Jobs Creation Act of 2004 (“AJCA”). FSP No. 109-1 “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities” (“FSP 109-1”) requires companies that qualify for a deduction for domestic production activities under the AJCA to account for the deduction as a special deduction under FASB Statement No. 109.

FSP No. 109-2 “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”) allows companies additional time to evaluate whether foreign earnings will be repatriated under the repatriation provisions of the AJCA and requires specified disclosures for companies needing the additional time to complete the evaluation. Once a decision is made to repatriate the foreign earnings, companies must reflect the deferred tax liabilities attributable to foreign earnings in the period that the decision is made to remit those earnings. The Company elected not to repatriate any foreign earnings in 2005.

Accounting Changes and Error Corrections

In June 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“SFAS 154”). SFAS 154 will require companies to account for and apply changes in accounting principles retrospectively to prior periods’ financial statements, instead of recording a cumulative effect adjustment within the period of the change, unless it is impracticable to determine the effects of the change to each period being presented. SFAS 154 is effective for accounting changes made in annual periods beginning after December 15, 2005 and, accordingly, the Company must adopt the new accounting provisions effective January 1, 2006.

2.	Restructuring Obligations and Other Charges

During 2002 and 2003, the Company initiated a series of restructurings designed to better align its operating structure with expected revenue levels (the “2002 Restructuring,” and the “2003 Restructuring,” respectively). The 2002 Restructuring and 2003 Restructuring included the following key measures: (i) the reduction of the Company’s workforce across all functional areas; (ii) the consolidation of its excess facilities; (iii) the abandonment of certain of its long-lived assets, including leasehold improvements, furniture and fixtures; and (iv) the transfer of certain of its technical support, quality assurance and other product development positions to labor markets with lower cost structures.

In order to continue to reduce expense levels and to further improve the Company’s operating margins, the Company initiated additional restructurings of its operations during 2004 and 2005 (the “2004 Restructuring,” and the “2005 Restructuring,” respectively, and collectively with the 2002 Restructuring and 2003 Restructuring, the “Restructurings”). The 2004 Restructuring consisted primarily of the consolidation of additional facilities and the abandonment of the related leasehold improvements and furniture and fixtures. The 2005 Restructurings included the following key actions: (i) the reduction of the Company’s workforce across all functional areas; (ii) the consolidation of its excess facilities; and (iii) the abandonment of certain long-lived assets, including leasehold improvements, furniture and fixtures.

The following table summarizes the restructuring and related expenses incurred in connection with the Restructurings and the remaining obligations as of and for the years ended December 31, 2004 and 2005 (in thousands):

	Employee Termination Costs (1)	Facility- Related Costs (2)	Asset Abandonment Costs (3)	Total
Restructuring obligations, December 31, 2003	3,805	149,121	—	152,926

Restructuring and related expenses recognized in 2004:
Recognized related to changes in estimates (4)	(1,465)	836	205	(424)
Recognized related to the 2004 Restructuring (5)	—	3,397	1,703	5,100
Accretion related to the Restructurings (6)	—	2,113	—	2,113

Total recognized in 2004	(1,465)	6,346	1,908	6,789
Cash payments	(2,075)	(49,866)	—	(51,941)
Non-cash charges	—	—	(1,908)	(1,908)

Restructuring obligations, December 31, 2004	265	105,601	—	105,866

Restructuring and related expenses recognized in 2005:
Recognized related to changes in estimates (4)	(1,652)	12,262	—	10,610
Recognized related to the 2005 Restructuring (5)	6,307	51,005	4,378	61,690
Accretion related to the Restructurings (6)	—	3,174	—	3,174

Total recognized in 2005	4,655	66,441	4,378	75,474
Cash payments	(4,541)	(40,456)	—	(44,997)
Reclass of deferred rent obligations (7)	—	2,777	—	2,777
Non-cash charges	(2)	(1,105)	(4,378)	(5,485)

Restructuring obligations, December 31, 2005	$377	$133,258	$—	133,635

Less: Restructuring obligations, short-term				32,545

Restructuring obligations, long-term				$101,090

(1)	The costs associated with these workforce reductions consist primarily of severance payments, COBRA benefits, payroll taxes and other associated termination costs. The remaining obligations as of December 31, 2005 relate to less than five terminations that have yet to be completed worldwide. The Company expects to complete these terminations in 2006.
(2)	The costs associated with the Company’s facilities consolidation primarily relate to lease termination costs, costs associated with satisfying remaining lease commitments, and expected brokerage and other re-letting costs, partially offset by estimated sublease income. Additionally, the Company recorded a non-cash charge equal to the prepaid rent related to the restructured properties.
(3)	As part of the consolidation of the Company’s facilities, certain leasehold improvements, furniture and fixtures were abandoned. As a result, the Company recorded a non-cash charge equal to the net book value of these abandoned assets in restructuring and related expenses.
(4)	The Company revised its estimated obligations with respect to the Restructurings as follows:

•	Employee termination costs—Due primarily to higher than expected voluntary terminations, the Company reduced its remaining obligations for employee termination costs.

•	Facility-related costs—Due primarily to the real estate markets in which the Company operates remaining at depressed levels longer than originally anticipated, the Company extended the estimated sublease commencement dates and/or reduced the estimated sublease rates on certain restructured properties. Partially offsetting these reductions in estimated sublease income were favorable changes in estimates that resulted from entering into subleases sooner and/or at higher sublease rates than originally anticipated on certain other restructured properties.

The Company believes that its estimates with respect to the remaining restructuring obligations are appropriate as of December 31, 2005.

(5)	In accordance with SFAS 146, the Company recorded the facility-related expenses incurred in the 2004 Restructuring and 2005 Restructuring after giving effect to the net present value of the related obligations.
(6)	The Company accretes its obligations related to the Restructurings to the then-present value.
(7)	The Company reclassified to restructuring obligations the previously recorded deferred rent liability related to the restructured properties.

The following table summarizes the time period in which the Company anticipates settling its remaining Restructuring obligations as of December 31, 2005 (in thousands):

Year Ending December 31,	Leases in the Restructuring (1)	Other Restructuring- Related Costs (2)	Estimated Sublease Income (3)	Total Restructuring Obligations
2006	$36,900	$13,213	$(13,895)	$36,218
2007	34,366	8,480	(14,505)	28,341
2008	33,384	9,192	(18,809)	23,767
2009	30,902	8,694	(20,671)	18,925
2010	25,563	5,778	(18,951)	12,390
2011 and thereafter	117,270	34,402	(116,909)	34,763

Total restructuring obligations, gross	$278,385	$79,759	$(203,740)	154,404

Future accretion (4)				(20,769)

Present value of minimum lease payments				133,635
Less: restructuring obligations, short-term				32,545

Restructuring obligations, long-term portion				$101,090

(1)	Represents the Company’s remaining lease commitments related to properties included in the Restructurings.
(2)	Consists primarily of (i) estimated operating costs (i.e., common area maintenance and property taxes) associated with restructured properties; (ii) estimated commissions associated with anticipated subleases of the restructured properties; and (iii) the remaining obligations related to employee termination costs.
(3)	The Company estimated sublease income and the related timing thereof based in part on the opinions of independent real estate consultants, current market conditions, the status of negotiations with potential subtenants, and the location of the respective facility, among other factors. The Company’s estimates of sublease income may vary significantly from actual amounts realized depending, in part, on factors that may be beyond the Company’s control, such as the time periods required to locate and contract suitable subleases and the market rates at the time of such subleases. As of December 31, 2005, approximately $48.8 million of the sublease income presented in the table above is contracted by subtenants.
(4)	The Company has reduced the facility-related obligations associated with the 2003 Restructuring, 2004 Restructuring, and 2005 Restructurings to their net present value. Future accretion represents the interest component of these obligations and will be recognized in future periods by the Company as an additional restructuring and related expense and as an increase in the carrying amount of the 2003 Restructuring, 2004 Restructuring, and 2005 Restructuring obligations.

The total Restructuring charge and related cash outlay are based on management’s current estimates, which may change materially if further consolidations are required or if actual lease-related expenditures or sublease income differ from amounts currently expected. The Company will review the status of its restructuring activities quarterly and, if appropriate, record changes to its restructuring obligations in current operations based on management’s most current estimates.

Other Charges

Concurrent with the 2005 Restructurings, the Company has recorded additional charges totaling approximately $7.2 million in the accompanying consolidated statements of operations during 2005. These expenses relate primarily to severance payments and accelerated RSU vesting associated with the resignation of the Company’s previous Chief Executive Officer, and compensation associated with the appointment of the Company’s new Chief Executive Officer, in April 2005.

3.	Merger with Oracle Corporation

On September 12, 2005, Oracle Corporation (“Oracle”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with the Company. As a result of the Merger Agreement: (i) the Company and Oracle will each become a wholly owned subsidiary of Ozark Holding Inc., and (ii) the Company’s stockholders will receive $10.66 per share in cash for each Company share held, unless they elect to receive Oracle common stock, but no more than 30% of the Company’s common shares may be exchanged for Oracle common stock. In the event that stockholders holding more than 30% of the Company’s common stock elect to receive Oracle common stock, the equity consideration will be pro-rated. The Merger Agreement was approved by the Company’s stockholders at a special meeting of stockholders held on January 31, 2006, and the acquisition closed on January 31, 2006.

The Company has incurred merger-related expenses associated with its merger with Oracle totaling $4.3 million during 2005, which were principally comprised of legal fees, and are included in general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2005.

4.	Acquisitions, Goodwill and Intangible Assets

The following is a summary of the Company’s acquisitions during 2003, 2004 and 2005, each of which has been accounted for as a purchase:

2005 Acquisitions

Acquisition of edocs, Inc.

On January 14, 2005, the Company acquired all of the issued and outstanding shares of edocs, Inc. (“edocs”), a leading provider of electronic bill presentment and customer self-service software solutions, for initial consideration of approximately $118.5 million (“Initial Purchase Price”). The Initial Purchase Price consisted of the following: (i) the payment of cash consideration of $101.7 million; (ii) purchase consideration payable of $15.0 million (subsequently paid in the second quarter of 2005); and (iii) transaction costs of $1.8 million, consisting primarily of professional fees incurred related to investment bankers, attorneys, accountants and valuation advisors. As of September 30, 2005, the Company had paid the Initial Purchase Price.

Due to certain revenue targets defined in the purchase agreement being met in 2005, the Company is required to pay an additional $25.1 million in cash to the former shareholders of edocs. These amounts have been recorded as an increase to goodwill and accrued expenses in the accompanying consolidated balance sheet as of December 31, 2005. The Company may be required to pay an additional $4.0 million in connection with the attainment of certain engineering milestones under a proposed amendment to the purchase agreement that has yet to be executed. As the amendment has not yet been executed, the $4.0 million has not been recorded in the accompanying consolidated balance sheet.

The Company allocated the Initial Purchase Price to the tangible net assets and liabilities and intangible assets acquired, based on their estimated fair values. Under the purchase method of accounting, the Initial Purchase Price does not include the contingent earnout amounts described above. The Initial Purchase Price has been allocated as follows (in thousands):

Tangible assets:
Cash and cash equivalents	$10,081
Accounts receivable and other current assets	15,883
Property and equipment	1,747
Other assets, long-term	30

Total tangible assets	27,741

Intangible assets:
Acquired technology	20,270
Customer relationships	3,260
Customer contracts	120
Acquired in-process research and development (“IPR&D”)	10,890
Goodwill	82,166

Total intangible assets	116,706

Liabilities assumed:
Accounts payable and accrued liabilities	(9,938)
Accrued purchase price and acquisition-related expenses	(16,800)
Deferred revenue	(8,639)
Deferred tax liability	(7,342)

Total liabilities assumed	(42,719)

Net assets acquired	$101,728

In performing the purchase price allocation of acquired intangible assets, the Company considered its intention for future use of the assets, analyses of historical financial performance and estimates of future performance of edocs’ products, among other factors. In addition to identifiable intangible assets, the Company also purchased certain technologies being developed by edocs at the time of the acquisition, which is commonly referred to as In-Process Research and Development (“IPR&D”). The IPR&D acquired primarily related to edocs’ products designed specifically for the telecommunications, healthcare and credit card industries.

Because the IPR&D had not yet reached technological feasibility and had no alternative future use, the Company reflected a $10.9 million expense under the heading purchased in-process product development in the accompanying consolidated statements of operations during the first quarter of 2005. At the date of the Company’s acquisition of edocs, there were six products under development, with the estimated percentage completion for each of these products ranging from approximately 50% to 75%. Subsequent to the acquisition, the Company incurred approximately $2.3 million related to the development of these products, four of which were substantially completed by September 30, 2005. The Company has ceased development of the remaining two products.

The Company determined the fair values of identifiable intangible assets and the IPR&D using the “income” valuation approach and discount rates ranging from 15% to 32%. The discount rates selected were based in part on considerations of the rate of return implied by the purchase price and the risk associated with achieving forecasted cash flows for edocs. Further, the Company also considered risks associated with achieving anticipated levels of market acceptance and penetration, successful completion of various research and development efforts, market growth rates and risks related to the impact of potential changes in future target markets.

The acquired technology and customer contract intangible assets are currently being amortized over their estimated useful lives of four years and one year, respectively, using the straight-line method. The customer relationship intangible assets are currently being amortized over their estimated useful lives of six years based on the greater of the straight-line method or the estimated customer attrition rates.

The excess of the purchase price over the fair value of the identifiable tangible and intangible net assets acquired of $82.2 million was assigned to goodwill. In accordance with SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill will not be amortized but will be tested for impairment at least annually. This amount is not deductible for tax purposes.

The following table presents unaudited summarized combined results of operations of the Company and edocs, on a pro forma basis, as though the companies had been combined as of January 1, 2004. Because the acquisition was completed near the beginning of the first quarter of 2005, the pro forma information for 2005 would not differ materially from the actual results of the Company presented herein and therefore has not been included below. The operating results of edocs have been included in the Company’s consolidated financial statements from the date of acquisition. The following unaudited pro forma amounts are in thousands, except the per share amounts:

December 31, 2004

Total revenues	$1,386,135
Net income	$92,088
Diluted net income per share	$0.17

The above unaudited pro forma summarized results of operations are intended for informational purposes only and, in the opinion of management, are neither indicative of the financial position or results of operations of the Company had the acquisition actually taken place as of January 1, 2004, nor indicative of the Company’s future results of operations. In addition, the above unaudited pro forma summarized results of operations do not include IPR&D charges or potential cost savings from operating efficiencies or synergies that may result from the Company’s acquisition of edocs.

2004 Acquisitions

Acquisition of Eontec Limited

On April 20, 2004, the Company acquired all of the outstanding issued share capital of Eontec Limited (“Eontec”), a global provider of multichannel retail banking solutions, for initial cash consideration of $73.6 million (the “Initial Consideration”). The Initial Consideration consisted of the following: (i) the payment of cash consideration of $70.0 million for all of the outstanding securities of Eontec and (ii) transaction costs of $3.6 million, consisting primarily of professional fees incurred related to investment bankers, attorneys, accountants and valuation advisors.

During 2005 it was determined that as a result of Eontec meeting certain revenue-related targets as defined in the purchase agreement, the Company was required to pay the former holders of Eontec common stock additional consideration of $15.7 million. Amounts payable to the former holders of Eontec common stock have been recorded as an increase to goodwill in the accompanying consolidated financial statements. Also, during the third quarter of 2005, the Company resolved certain outstanding matters with the former holders of Eontec common stock and certain business partners, which, in accordance with SFAS No. 141 “Business Combinations”, resulted in the Company recording a decrease to goodwill of $1.5 million in the accompanying consolidated financial statements. The net amount of $14.2 million was paid to the former holders of Eontec common stock in the fourth quarter of 2005.

The following table presents unaudited summarized combined results of operations of the Company and Eontec, on a pro forma basis, as though the companies had been combined as of January 1, 2004. The operating results of Eontec have been included in the Company’s consolidated financial statements from the date of acquisition. The following unaudited pro forma amounts are in thousands, except per share amounts:

December 31, 2004

Total revenues	$1,342,294
Net income	$103,337
Diluted net income per share	$0.19

The above unaudited pro forma summarized results of operations are intended for informational purposes only and, in the opinion of management, are neither indicative of the financial position or results of operations of the Company had the acquisition actually taken place as of January 1, 2004, nor indicative of the Company’s future results of operations. In addition, the above unaudited pro forma summarized results of operations do not include potential cost savings from operating efficiencies or synergies that may result from the Company’s acquisition of Eontec.

2003 Acquisitions

Acquisition of UpShot Corporation

On November 3, 2003, the Company acquired all of the outstanding shares of UpShot Corporation (“UpShot”), a leading provider of a hosted CRM service, for initial cash consideration of $56.0 million. Further information regarding the UpShot acquisition is disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. During the third quarter of 2005, the Company entered into an agreement with the former holders of UpShot common stock and certain former employees of UpShot. In the event certain revenue, revenue-related and product delivery targets defined in the agreement are met by June 30, 2007, the Company could be required to pay up to $6.2 million to the former holders of UpShot common stock and $6.2 million to the former employees of UpShot. Amounts paid by the Company under this agreement are being recorded when earned. Based on the amounts earned through December 31, 2005, the Company has recorded $3.5 million in cost of professional services, maintenance and other, and $3.5 million in sales and marketing expenses in the accompanying consolidated statements of operations for 2005. The Company paid $3.2 million of this amount in the fourth quarter of 2005, and the remaining $3.8 million is included in accrued expenses in the accompanying consolidated balance sheet as of December 31, 2005.

Intangible Assets and Goodwill

Goodwill

The changes in the carrying amount of goodwill during 2004 and 2005 were as follows (in thousands):

	December 31,
	2004	2005
Balance as of beginning of the year	$140,957	$208,306
Earnout payments to the stockholders of acquired companies	1,406	39,308
Goodwill obtained in acquisitions of businesses	57,528	82,166
Tax benefit related to acquisition related NOL carryforwards	(1,261)	(2,159)
Foreign currency fluctuation and other	9,676	(8,947)

Balance as of the end of the year	$208,306	$318,674

As required by SFAS 142, the Company does not amortize its goodwill balances, but instead tests its goodwill for impairment annually on July 1 and more frequently upon the occurrence of certain events in accordance with the provisions of SFAS 142. The Company’s annual goodwill impairment test performed in the third quarter of 2005 indicated no impairment of goodwill as of July 1, 2005. Based upon the increase in the fair market value of the Company’s common stock subsequent to entering into the Merger Agreement with Oracle, the Company did not deem it necessary to perform any additional impairment test on goodwill.

Intangible Assets

Intangible assets as of December 31, 2004 and 2005, along with the weighted average useful lives as of December 31, 2005, are as follows (in thousands, except years):

	December 31,		Wtd. Avg. Life (in Years)
	2004	2005
Gross assets:
Acquired technology	$14,103	$28,250	4.2
Customer relationships	12,673	13,929	5.7
Customer contracts	2,880	2,003	5.0
Non-compete agreements	750	750	2.0

Intangible assets, gross	30,406	44,932	4.6

Accumulated amortization:
Acquired technology	(2,696)	(9,978)
Customer relationships	(3,425)	(6,471)
Customer contracts	(937)	(1,545)
Non-compete agreements	(344)	(719)

Total accumulated amortization	(7,402)	(18,713)

Intangible assets, net	$23,004	$26,219

In December 2005, the Company performed an evaluation of its product lines to determine if any of its intangible assets were impaired. As a result of this evaluation, the Company determined that the forecasted future cash inflows related to the Eontec intangible assets, consisting of Acquired technology, Customer relationships, and Customer contracts, were less than the carrying value of those assets. Accordingly, the Company concluded that the assets were impaired, and discounted the future cash inflows to determine the assets’ fair values. Based upon the Company’s fair value analysis, the Company concluded that the carrying value of the impaired assets exceeded their fair value by $6.5 million. The Company has reflected an impairment charge of $4.0 million and $2.5 million under the captions cost of software license revenues and cost of professional services, maintenance and other, respectively, in the accompanying consolidated statement of operations for 2005.

The Company is amortizing its intangible assets as follows: (i) acquired technology, customer contracts and non-compete agreements are currently being amortized over their estimated useful lives using the straight-line method and (ii) customer relationship intangible assets are currently being amortized over their estimated useful lives based on the greater of the straight-line method or the estimated customer attrition rates. Based on identified intangible assets recorded as of December 31, 2005 and assuming no subsequent impairment of the underlying assets, amortization expense is expected to be as follows (in thousands):

Year Ending December 31,
2006	$8,400
2007	7,665
2008	7,560
2009	1,968
2010	603
2011 and thereafter	23

Total	$26,219

5.	Financial Statement Details

Cash, Cash Equivalents, Short-Term Investments and Marketable Equity Securities

Cash equivalents consist of securities with maturities of 90 days or less at the date of purchase. Cash and cash equivalents, short-term investments, and marketable securities consisted of the following as of December 31, 2004 and 2005 (in thousands):

December 31, 2004:

		Unrealized
	Cost	Loss	Gain	Market
Cash and cash equivalents:
Cash	$36,996	$—	$—	$36,996
Certificates of deposit	20,610	—	—	20,610
Money market funds	474,980	—	—	474,980
U.S. treasury and agency securities	2,962	—	7	2,969
Corporate notes	8,772	(3)	2	8,771
Asset-backed securities	2,773	—	2	2,775

	$547,093	$(3)	$11	$547,101

Short-term investments:
U.S. treasury and agency securities	$407,128	$(2,436)	$16	$404,708
Corporate notes	828,310	(4,597)	346	824,059
Asset-backed securities	473,173	(2,835)	282	470,620

	$1,708,611	$(9,868)	$644	$1,699,387

Marketable equity securities (in prepaids and other)	$623	$—	$319	$942

December 31, 2005:

		Unrealized
	Cost	Loss	Gain	Market
Cash and cash equivalents:
Cash	$71,166	$—	$—	$71,166
Certificates of deposit	20,391	—	—	20,391
Money market funds	570,694	—	—	570,694
U.S. treasury and agency securities	9,672	(2)	—	9,670
Corporate notes	57,589	(115)	—	57,474
Asset-backed securities	—	—	—	0

	$729,512	$(117)	$0	$729,395

Short-term investments:
U.S. treasury and agency securities	$382,874	$(5,449)	$21	$377,446
Corporate notes	843,507	(12,762)	39	830,784
Asset-backed securities	461,495	(5,487)	50	456,058

	$1,687,876	$(23,698)	$110	$1,664,288

Marketable equity securities (in prepaids and other)	$80	$—	$344	$424

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2004 (in thousands):

	Less than 12 Months		Greater than 12 Months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. treasury and agency securities	$371,971	$(2,057)	$22,652	$(379)	$394,623	$(2,436)
Corporate notes	595,462	(4,187)	27,718	(413)	623,180	(4,600)
Asset-backed securities	398,539	(2,728)	14,751	(107)	413,290	(2,835)

Total	$1,365,972	$(8,972)	$65,121	$(899)	$1,431,093	$(9,871)

Number of securities with an unrealized loss		397		22		419

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2005 (in thousands):

	Less than 12 Months		Greater than 12 Months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. treasury and agency securities	$159,720	$(2,570)	$212,167	$(2,881)	$371,887	$(5,451)
Corporate notes	390,506	(5,330)	384,973	(7,547)	775,479	(12,877)
Asset-backed securities	237,643	(2,303)	197,046	(3,184)	434,689	(5,487)

Total	$787,869	$(10,203)	$794,186	$(13,612)	$1,582,055	$(23,815)

Number of securities with an unrealized loss		283		249		532

Each of the securities in the above table have investment grade ratings and are in an unrealized loss position due primarily to interest rate changes. The Company expects to receive the full principal and interest on these securities, and the Company does not have a history of selling its investments at a loss. When evaluating the Company’s investments for possible impairment, the Company reviews factors such as the length of time and extent to which fair value has been below cost basis, the financial condition of the investee, and the Company’s ability and intent to hold the investment for a period of time which may be sufficient for anticipated recovery in market value. The declines in the above securities are considered to be temporary in nature.

Short-term investments as of December 31, 2004 consisted of $455.7 million of securities that mature in less than one year, $1,206.8 million of securities that mature in one to five years and $36.9 million of securities that mature in over five years. The following is a summary of the maturities of short-term investments as of December 31, 2005 (in thousands, except percentages):

	Expected Maturity Date
	2006	2007	2008	2009	2010	Thereafter	Total
U.S. Treasury and Agency securities	$194,255	$86,832	$36,313	$10,336	$49,710	$—	$377,446
Weighted average yield	4.46%	4.65%	4.56%	4.99%	4.45%	—

Corporate bonds	294,234	251,260	169,556	93,599	14,035	8,100	830,784
Weighted average yield	4.57%	4.87%	4.90%	4.94%	4.91%	4.43%

Asset-backed securities	218,034	137,585	75,610	18,139	1,961	4,729	456,058
Weighted average yield	4.62%	4.73%	5.15%	5.10%	5.01%	4.70%

Total short-term investments	$706,523	$475,677	$281,479	$122,074	$65,706	$12,829	$1,664,288

Accounts Receivable, Net

Accounts receivable, net consisted of the following (in thousands):

	December 31,
	2004	2005
Trade accounts receivable	$319,459	$392,664
Less: allowance for doubtful accounts and sales returns	25,932	18,394

	$293,527	$374,270

Changes in the allowance for doubtful accounts and sales returns for 2004 and 2005 are as follows (in thousands):

	Balance at Beginning of Year	Provision for (Recovery of) Doubtful Accounts and Returns	Write Offs	Balance at End of Year
Year ended December 31, 2004	$40,667	$(3,509)	$(11,226)	$25,932
Year ended December 31, 2005	$25,932	$1,911	$(9,449)	$18,394

Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2004	2005
Computers and equipment	$210,388	$205,315
Furniture and fixtures	61,996	49,338
Computer software	68,934	70,234
Computer equipment under capital lease	40,192	44,590
Corporate aircraft	6,797	6,797
Leasehold improvements	129,569	107,658

	517,876	483,932
Less: accumulated depreciation and amortization	433,968	429,334

	$83,908	$54,598

Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2004	2005
Compensation	$120,067	$166,012
Taxes	125,310	76,057
Other	101,295	117,617

	$346,672	$359,686

Accumulated Other Comprehensive Income

Accumulated other comprehensive income consisted of the following (in thousands):

	December 31,
	2004	2005
Foreign currency translation adjustments	$75,878	$30,690
Net unrealized gains (losses) on securities, net of taxes of ($3,560) and ($9,347), respectively	(5,337)	(14,014)

	$70,541	$16,676

Interest and other Income, Net

Interest and other income, net consisted of the following (in thousands):

	Year Ended December 31,
	2004	2005
Interest income	$48,601	$65,802
Net gain (loss) on short-term investments and marketable equity securities	2,686	(403)
Net gain on (write-down of) cost-method investments	(2,819)	1,900
Other, net	(703)	(2,031)

	$47,765	$65,268

The Company holds several minority interests in companies having operations or technology in areas within its strategic focus. As of December 31, 2004 and 2005, the Company has reflected the carrying value of these cost-method investments of $4.7 million and $2.4 million, respectively, in other long-term assets. During 2004 and 2005, the Company wrote down certain of these cost-method investments, in the amount of $2.8 million and $0.2 million, respectively, as the decline in these investments was deemed to be other-than-temporary (i.e., write-down of cost-method investments in the table above). During 2005, the Company sold substantially all of the portfolio for approximately $5.0 million resulting in a gain on these cost-method investments of $2.1 million. As of December 31, 2005, the fair value of the Company’s one remaining cost-method investment approximates its carrying value.

The Company employs a systematic methodology that considers available evidence in evaluating potential impairment of its investments on a quarterly basis. This review includes an evaluation of historical and projected financial performance of the investee, expected cash needs of the investee, recent funding events of the investee, general market conditions, industry and sector performance, and changes in technology, among other factors. The Company also considers the duration and extent to which the fair value is less than cost, as well as the Company’s intent and ability to hold the investment. Other-than-temporary impairments are recognized in earnings if (i) the market value of the investment is below its current carrying value for an extended period, which the Company generally defines as six to nine months; (ii) the issuer has experienced significant financial declines; or (iii) the issuer has experienced difficulties in raising capital to continue operations, among other factors. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

6.	Dividends

On June 8, 2005, the Company’s Board of Directors approved a quarterly dividend of $0.025 per share. This quarterly dividend of approximately $13.0 million was paid July 15, 2005 to stockholders of record on June 30, 2005.

7.	Commitments and Contingencies

Letters of Credit

As of December 31, 2005, the Company had secured letters of credit with banks totaling approximately $17.0 million. These letters of credit, which expire between 2006 and 2015, collateralize certain of the Company’s lease obligations to various third parties.

Legal Actions

Regulation FD

On May 6, 2003, the SEC contacted the Company and indicated that a May 1, 2003 article on CBS MarketWatch had raised questions regarding its compliance with Regulation FD. In August 2003, the SEC staff notified the Company that it intended to recommend an enforcement action against the Company and two of its officers and requested that the Company submit Wells Submissions. The Company submitted Wells Submissions on September 19, 2003, and supplemental Wells Submissions on November 26, 2003. Thereafter, in June 2004, the SEC filed suit in the Southern District of New York, Case No. 04 CV 5130 (GBD), alleging claims for intentional and nonintentional violations of Regulation FD by the Company, and other related claims against the Company and its officers. On September 14, 2004, defendants filed a motion to dismiss the complaint. On September 1, 2005, the Court granted the motion and dismissed all claims against all defendants with prejudice and the case in its entirety. In early November 2005, the SEC announced that it would not appeal the decision of the District Court. The matter is now completed.

Stock Option Grant Inquiry

On March 7, 2005, the SEC provided the Company with a copy of an order of investigation regarding certain stock option grants by a number of companies, including the Company. The SEC has advised the Company that this is a confidential fact finding inquiry and has confirmed that the issuance of the order does not indicate that it has concluded that the Company has violated any securities laws. The Company intends to cooperate with the SEC as this investigation continues to develop. The Company is unable to estimate the potential financial impact this matter could have on the Company. As such, in accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS 5”), no amount has been accrued in the accompanying consolidated financial statements with respect to this matter.

Shareholder Lawsuits

On March 10, 2004, William Wollrab, on behalf of himself and purportedly on behalf of a class of the Company’s stockholders, filed a complaint in the United States District Court for the Northern District of California against the Company and certain of its officers relating to predicted adoption rates of Siebel v7.0 and certain customer satisfaction surveys. This complaint was consolidated and amended on August 27, 2004, with the Policemen’s Annuity and Benefit Fund of Chicago being appointed to serve as lead plaintiff. In October 2004, the Company filed a motion for dismissal of this case, which was granted on January 28, 2005 with leave to amend. Plaintiffs in this case filed an amended complaint on February 28, 2005, and the Company filed a motion to dismiss the amended complaint on April 27, 2005. A hearing on the motion occurred on November 4, 2005. On December 28, 2005 the Court dismissed this lawsuit with prejudice. On January 17, 2006 the plaintiffs filed a notice indicating that they intended to appeal the dismissal of this matter. The Company is unable to estimate the potential financial impact this matter could have on the Company. As such, in accordance with SFAS 5, no amounts have been accrued in the accompanying consolidated financial statements with respect to this matter.

Miller v. Siebel Systems, Inc., CIV 449534, Showers v. Siebel Systems, Inc., CIV 449535, both filed on September 12, 2005 and Corwin v. Siebel Systems, Inc., CIV 449608, filed on September 15, 2005, were filed in San Mateo Superior Court. The Company and its directors are named as defendants in all three actions. The Miller and Corwin complaints also name Oracle Corporation as a defendant. The complaints arise out of the announced purchase of the Company by Oracle Corporation and allege in substance that the directors breached their fiduciary duties in agreeing to the transaction for failure to maximize stockholder value. In the complaints where it is named, Oracle Corporation is alleged to have aided and abetted the alleged violations. These complaints seek injunctive relief and damages together with interest and reimbursement of costs and expenses of litigation. On December 8, 2005, the three actions were consolidated, with Miller v. Siebel Systems, Inc., CIV 449534 as the lead case (the “Consolidated Action”). On December 21, 2005, plaintiffs in the Consolidated Action filed an amended consolidated complaint. The complaint alleges, among other things, that the Company’s directors breached their fiduciary duties by entering into the merger agreement without seeking to maximize shareholder value, that the termination fee of $140 million in the merger agreement is excessive and that the directors breached their fiduciary duties by agreeing in the merger agreement not to solicit a higher bid for Siebel Systems. The complaint also alleges that the earlier versions of the proxy statement/prospectus relating to the merger with Oracle omit material facts relating to Siebel Systems’ forecasts or projections, Oracle’s projected earnings, Goldman Sachs’ analysis of the transaction, the negotiations leading to the transaction, the terms of the consulting agreements to be entered into between Oracle and Thomas M. Siebel and George Shaheen and other matters. Finally, the complaint alleges that the directors breached their duties in connection with the administration of Siebel Systems’ 1996 and 1998 Equity Incentive Plans, which allegedly resulted in options being granted at a lower exercise price than they should have been. The complaint alleges that, as a result, the recipients of those options are receiving a greater share of the consideration being paid by Oracle and the alleged options repricing increased the expenses to be incurred by Oracle. According to the complaint, these alleged increased expenses have purportedly resulted in Oracle offering a lower price per share to Siebel Systems’ shareholders. The complaint alleges that Oracle aided and abetted the directors’ breaches of duties.

On April 12, 2004, Pamela Plotkin filed a derivative action purportedly on behalf of Siebel Systems in San Mateo County Superior Court against the company and certain current and former members of the board of directors relating to predicted adoption rates of Siebel v7.0 and certain customer satisfaction surveys. The action is captioned Plotkin, derivatively on behalf of Siebel Systems, Inc. v. T. Siebel et al., No. CIV 438635. The Superior Court dismissed the complaint by Ms. Plotkin on September 23, 2004, but gave Ms. Plotkin leave to file a new, amended complaint, which was subsequently filed by Ms. Plotkin. The Superior Court dismissed the amended complaint on December 28, 2004, but again gave Ms. Plotkin leave to file a new, amended complaint. Ms. Plotkin filed a new amended complaint on January 14, 2005. On February 2, 2005, the parties to this complaint agreed to stay (i.e., place on hold) the entire case until the motion to dismiss the amended complaint in the Wollrab federal class action was decided. On December 1, 2005, Ms. Plotkin filed a motion for leave to file an amended complaint in that action to assert class action claims relating to the proposed merger of the Company with Oracle Corporation. The proposed amended complaint alleged, among other things, that the directors violated their fiduciary duties by failing to maximize shareholder value and by putting their personal interests ahead of the interests of the Company’s shareholders in negotiating the terms of the proposed merger. The Company filed an opposition to Ms. Plotkin’s motion to amend her complaint. On January 6, 2006, the Court granted Ms. Plotkin’s motion to file an amended complaint. On January 11, 2006, the Court consolidated the Plotkin action into the Consolidated Action discussed above.

The Company does not believe resolution of these matters will have a material impact on its consolidated financial statements and accordingly no amounts have been accrued.

Employee Class Action

On January 15, 2004 and May 5, 2004, Zhiyu Zheng, a former employee, as representative of a recently certified class of Siebel Software Engineers and Senior Software Engineers, filed a First Amended Complaint and Second Amended Complaint, respectively, in the United States District Court for the Northern District of California against the Company, claiming that based on their job duties, Siebel Software Engineers and Senior Software Engineers do not meet exemption criteria as defined under California law, and as such are owed back wages, overtime pay, and certain other benefits. On October 12, 2005, the case was certified as a class action with respect to “All current and former Software Engineers and Senior Software Engineers employed by Siebel Systems, Inc. in California, at any time from January 16, 2000 through October 7, 2005,” totaling approximately 829 persons. The Company believes the allegations in this action are without merit and it intends to defend vigorously against this claim. The Company is unable to estimate the potential financial impact this matter could have on the Company. As such, in accordance with SFAS 5, no amounts have been accrued in the accompanying consolidated financial statements with respect to this matter.

General

The Company is subject to legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these proceedings and claims cannot be predicted with certainty, management does not believe that the outcome of any pending legal matter will have a material adverse effect on the Company’s consolidated financial position, although results of operations or cash flows could be affected in a particular period.

Taxes

Please refer to Note 12 for discussion of tax-related contingencies.

Indemnifications

The Company sells software licenses and services to its customers under contracts which the Company refers to as Software License and Service Agreements (each an “SLSA”). Each SLSA contains the key terms of the contractual arrangement with the customer, and generally includes certain provisions for indemnifying the customer against losses, expenses and liabilities from damages that may be awarded against the customer in the event the Company’s software is found to infringe upon a patent, copyright, trademark or other proprietary right of a third party. The SLSA generally limits the scope of, and remedies for, such indemnification obligations in a variety of industry-standard respects, including but not limited to certain time- and geography-based scope limitations and the right to replace an infringing product.

The Company believes its internal development processes and other policies and practices are designed to limit its exposure related to the indemnification provisions of the SLSA. In addition, the Company requires its employees to sign a proprietary information and inventions agreement, which, with limited exception, assigns the rights to its employees’ development work to the Company. To date, the Company has not had to reimburse any of its customers for any losses related to these indemnification provisions and no material claims are outstanding as of December 31, 2005. For several reasons, including the lack of prior indemnification claims and the lack of a monetary liability limit for certain infringement claims under the SLSA, the Company cannot determine the maximum amount of potential future payments, if any, related to such indemnification provisions.

Employee Benefit Plan

The Company had a 401(k) plan that allowed eligible U.S. employees to contribute up to 20% of their compensation, limited to $14,000 in 2005. Employee contributions and earnings thereon vested immediately. The Company has not made any discretionary contributions to the 401(k) plan. On January 31, 2006, the Company terminated the 401(k) plan.

Lease Obligations

As of December 31, 2005, the Company leased facilities and certain equipment under non-cancelable operating leases expiring between 2006 and 2022. The Company also leases certain assets, primarily computer equipment, under capital leases expiring in 2009. Rent expense under operating leases for 2004 and 2005 was $83.3 million and $75.0 million, respectively.

Future minimum lease payments under both operating and capital leases as of December 31, 2005 are as follows (in thousands):

Year Ending December 31,	Capital Leases	Operating Leases
2006	$3,501	$60,927
2007	3,510	55,231
2008	1,229	54,581
2009	212	53,533
2010	—	53,254
2011 and thereafter	—	198,194

Total minimum lease payments	8,452	$475,720

Amounts representing interest	(699)

Present value of minimum lease payments	7,753
Less: capital lease obligations, short-term portion (included in accrued expenses)	3,116

Capital lease obligations, long-term portion (included in other long-term liabilities)	$4,637

Operating lease commitments related to properties included in the Restructurings are not reflected in the above table, as the Company has reflected the fair value of these obligations in the accompanying consolidated balance sheet under the caption restructuring obligations. Please refer to Note 2 for further discussion of the restructuring obligations, including a five-year summary of anticipated settlement dates of such obligations.

8.	Stockholders’ Rights Plan and Preferred Stock

Stockholder Rights Plan

On January 23, 2003, the Company’s Board of Directors approved the adoption of a Stockholder Rights Plan (the “Rights Plan”) and the authorization of 100,000 shares of Series A2 junior participating preferred stock, par value $0.001 per share (the “Junior Preferred Stock”). The Rights Plan is intended as a means to guard against abusive takeover tactics and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire the Company. The Rights Plan is not intended to prevent a takeover of the Company on terms that are favorable and fair to all stockholders and will not interfere with a merger approved by the Board of Directors.

Under the Rights Plan, the Company’s stockholders received one preferred share purchase right (a “Right”) for each outstanding share of the Company’s common stock. The Rights trade with the Company’s common stock and no separate Rights will be distributed until such time as the Rights become exercisable. The Rights will be exercisable only if a person or a group acquires or announces a tender offer to acquire 15% or more of the Company’s common stock (an “Acquiring Person”), with limited exceptions as defined in the Rights Plan. Each Right entitles the holder to purchase from the Company one ten-thousandth of a share of Junior Preferred Stock at a price of $70.00 per one ten-thousandth of a share (the “Purchase Price”), subject to adjustment. Each one ten-thousandth of a share of Junior Preferred Stock is designed to be the economic equivalent of one share of the Company’s common stock. However, until a Right is exercised, the holder of the Right will have no rights as a stockholder of the Company, including without limitation, the right to vote or receive dividends. Until the Rights become exercisable, the Rights will have no dilutive impact on the Company’s earnings per share data. The Rights are protected by customary anti-dilution provisions.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will for a 60-day period have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the Right. The Rights, which expire on February 12, 2013, are redeemable for $0.001 per Right. The terms of the Rights may be amended by the Company’s Board of Directors without the consent of the holders of the Rights, except that from and after such time as the Rights are distributed no such amendment may adversely affect the interest of the holders of the Rights, excluding the interests of an Acquiring Person.

At a special meeting of the Board of Directors on September 11, 2005, the Board of Directors of the Company approved an amendment (the “Rights Amendment”) to the Rights Plan, to provide that no person shall be deemed to be an “Acquiring Person” (as such term is defined in the Rights Agreement) by reason of the execution and delivery of the Merger Agreement or the Voting Agreement (as such term is defined in the Merger Agreement), the merger with Oracle or the consummation of any other transaction contemplated by the Merger Agreement, that neither a “Distribution Date” nor a “Shares Acquisition Date” (as such terms are defined in the Rights Agreement) shall be deemed to occur and that the rights issued pursuant to the Rights Agreement will not separate from the Company’s common stock as a result of the execution, delivery or performance of the Merger Agreement or the Voting Agreement.

Series A2 Junior Participating Preferred Stock

The Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. In the event of liquidation, the holders of the Junior Preferred Stock would be entitled to a minimum preferential liquidation payment of $10,000 per share, but would be entitled to receive an aggregate payment equal to 10,000 times the payment made per share of common stock. Each share of Junior Preferred Stock will have 10,000 votes, voting together with the Company’s common stock. If issued, the Junior Preferred Stock will also be entitled to preferential dividends, when and if declared by the Board of Directors. Finally, in the event of any merger, consolidation or other transaction in which shares of the Company’s common stock are exchanged, each share of Junior Preferred Stock will be entitled to receive 10,000 times the amount of consideration received per share of common stock. The Junior Preferred Stock would rank junior to any other series of the Company’s preferred stock.

Exchangeable Shares and Series A1 Preferred Stock

In connection with the acquisition of Janna Systems Inc. (“Janna”) in November 2000, the Company issued certain Janna stockholders that were residents of Canada newly issued exchangeable shares (the “Exchangeable Shares”) of Siebel Janna Arrangement, Inc. (“Siebel Janna”), a Canadian subsidiary of the Company. The Exchangeable Shares were exchangeable at the option of the holder into shares of the Company’s common stock on a one-for-one basis, with a provision that enabled another Canadian subsidiary of the Company, Janna Nova Scotia Sub Company (“Janna Nova Scotia”), to require holders of Exchangeable Shares to exchange their shares after November 30, 2005. As of December 31, 2004, the number of Exchangeable Shares outstanding was approximately 1.4 million.

On December 7, 2005, all of the outstanding Exchangeable Shares, which were not already owned by the Company and its affiliates, were acquired by Janna Nova Scotia as a result of the exercise by Janna Nova Scotia of its overriding right to purchase such exchangeable non-voting shares owned by holders other than the Company and its affiliates. The Exchangeable Shares were acquired by Janna Nova Scotia in exchange for shares of the Company’s common stock on a one-for-one basis on December 7, 2005. For financial reporting purposes, the number of shares of the Company’s common stock deliverable by Janna Nova Scotia on the acquisition of the Exchangeable Shares of Siebel Janna were already included in the Company’s outstanding shares. Therefore, no change in the number of shares of the Company’s common stock outstanding resulted from the exchange.

9.	Stock Options and Employee Stock Purchase Plans

Overview of the Company’s Employee Stock Option and Purchase Plans

The 1996 Equity Incentive Plan, which amended and restated the Company’s 1994 Stock Option Plan, the 1996 Supplemental Stock Option Plan and the 1998 Equity Incentive Plan (collectively, the “Plans”), provide for the issuance of up to an aggregate of 460,000,000 shares of common stock to employees, directors and consultants. The Plans provide for the issuance of incentive and non-statutory stock options, restricted stock purchase awards, restricted stock units, stock bonuses and stock appreciation rights.

Under the Plans, the exercise price for incentive stock options must be at least 100% of the fair market value on the date of the grant. Stock options granted under the Plans generally expire in five to ten years; however, incentive stock options granted to an optionee who owns common stock representing more than 10% of the voting power of all classes of the Company’s common stock expire in five years. Vesting periods are determined by the Board of Directors and generally provide for shares to vest ratably over five years, with 20% vesting at the one-year anniversary and 5% vesting quarterly thereafter.

The Company has assumed certain stock options granted to former employees of acquired companies (the “Acquired Options”). The Acquired Options were assumed by the Company outside of the Plans, but all are administered as if issued under the Plans. All of the Acquired Options have been adjusted to give effect to the conversion under the terms of the agreements between the Company and the companies acquired. The Acquired Options generally become exercisable over a four-year period and expire ten years from the date of grant. No additional stock options will be granted under any of the acquired companies’ plans.

The Plans and certain acquired companies’ plans allow for the exercise of unvested stock options and the issuance of restricted stock and restricted stock units (“RSUs”). Shares of common stock issued to employees upon exercise of unvested stock options or grants of restricted stock and RSUs are subject to repurchase by the Company at the lower of the original purchase price of the restricted stock or the fair value of the Company’s common stock on the date of repurchase. The Company’s ability to repurchase these shares expires at a rate equivalent to the vesting schedule of each stock option or share of restricted stock.

The Merger Agreement was approved by the Company’s stockholders at a special meeting of stockholders held on January 31, 2006, and the acquisition closed on January 31, 2006, at which point the stock options and RSU’s under the Plans were to be assumed by Oracle and converted into stock options and RSUs of Oracle in accordance with the provisions of the Merger Agreement.

Stock Options Outstanding

Combined plan activity for 2004 and 2005 is summarized as follows:

	Shares Available for Grant	Number of Options	Wtd. Avg. Exercise Price per Share
Balances as of December 31, 2003	192,295,796	143,902,815	$13.20
Issuances of restricted stock units, net	(425,000)	—	$0.00
Options granted to employees	(8,507,550)	8,507,550	$9.85
Options granted to officers and directors	(3,487,000)	3,487,000	$10.86
Options exercised	—	(7,042,637)	$5.19
Options cancelled upon termination	16,066,099	(16,142,596)	$17.80

Balances as of December 31, 2004	195,942,345	132,712,132	$12.78
Issuances of restricted stock units, net	(1,879,266)	—	$0.00
Options granted to employees	(9,046,232)	9,046,232	$8.82
Options granted to officers and directors	(2,150,000)	2,150,000	$8.98
Options exercised	—	(22,040,664)	$2.96
Options cancelled upon termination	21,601,560	(21,690,581)	$17.81

Balances as of December 31, 2005	204,468,407	100,177,119	$13.51

The following table summarizes information about the Company’s stock options outstanding as of December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Wtd. Avg. Remaining Life (Years)	Wtd. Avg. Exercise Price	Number of Shares	Wtd. Avg. Exercise Price
$0.00 - 2.50	2,114,586	0.3	$0.49	2,034,585	$0.50
$2.51 - 5.00	12,797,204	1.6	$3.63	12,775,204	$3.63
$5.01 - 10.56	40,595,924	3.5	$8.11	22,035,139	$7.50
$10.57 - 15.00	4,672,690	3.6	$12.97	3,260,489	$12.82
$15.01 - 20.00	25,674,395	5.4	$17.55	20,601,267	$17.53
$20.01 - 25.00	6,022,918	5.2	$23.28	5,329,834	$23.52
$25.01 - 40.00	6,204,519	4.8	$33.10	5,668,279	$33.19
$40.01 - 60.00	1,272,335	4.3	$47.07	1,246,677	$46.87
$60.01 - 80.00	761,830	4.6	$71.23	737,855	$71.36
$80.01 - 145.00	60,718	4.1	$89.86	59,836	$89.67

$0.00 - 145.00	100,177,119	3.9	$13.51	73,749,165	$14.18

As of December 31, 2004, the Company had 94.3 million exercisable stock options outstanding, respectively, with a weighted average exercise price of $12.27 per share.

Employee Stock Purchase Plan

In May 2003, the Company’s Board of Directors adopted the Siebel Systems, Inc. 2003 Employee Stock Purchase Plan (the “2003 Purchase Plan”). The 2003 Purchase Plan was approved by stockholders on June 11, 2003. The 2003 Purchase Plan permits eligible employees to purchase common stock, through payroll deductions of up to 15% of the employee’s compensation, at a price equal to 85% of the fair market value of the common stock at either the beginning or the end of each offering period, whichever is lower. The maximum length for an offering period under the 2003 Purchase Plan is 27 months. Currently, each offering period, other than the first offering period, is six months long and shares are purchased on the last day of each offering period. The first offering period was seven months long (July 1, 2003 to January 31, 2004).

For 2004 and 2005, the Company issued 3.7 million and 3.9 million shares, respectively, under the Purchase Plan with weighted average prices of $7.34 and $6.91 per share, respectively. As of December 31, 2005, there were 7.4 million shares available for future issuance under the Purchase Plan.

The Merger Agreement was approved by the Company’s stockholders at a special meeting of stockholders held on January 31, 2006, and the acquisition closed on January 31, 2006. Shortly prior to that date, the last offering period was closed and the 2003 Purchase Plan terminated.

10.	Restricted Stock and Restricted Stock Units

Restricted Stock

During 2002 the Company issued 200,000 shares of restricted stock to certain of its employees for nominal consideration. The Company recorded deferred compensation of $1.4 million related to this issuance of restricted stock, which is being expensed on a straight-line basis over the five-year vesting period.

On January 31, 2005, the Nominating and Corporate Governance Committee of the Company’s Board of Directors approved 2005 compensation for its non-employee directors such that each non-employee director would receive compensation equivalent to the fair value of a stock option to purchase 20,000 shares of the Company’s common stock (based on the Black-Scholes option valuation model and the fair market value of the Company’s common stock on the date of grant) to be allocated as follows: 50% in cash and 50% in shares of restricted stock that vest in full on January 31, 2006. Accordingly, in the first quarter of 2005 the Company awarded each of its non-employee directors compensation of $32,500 in cash and 3,750 shares of restricted stock (an aggregate of 22,500 shares for all six non-employee directors at that time) that will vest in full on January 31, 2006 in consideration for their service as a director in 2005. The Company recorded deferred compensation of $0.2 million related to this issuance of restricted stock, which is being expensed on a straight-line basis over the one-year vesting period.

In the event an employee or member of the Company’s Board of Directors who has been awarded restricted stock discontinues service prior to the expiration of the vesting period, the Company may repurchase any unvested shares of the restricted stock at the lower of (i) the original purchase price of the restricted stock or (ii) the fair value of the Company’s common stock. The Company’s right to repurchase the shares lapses over the vesting period of the restricted stock. As of December 31, 2004 and 2005, a total of 71,000 and 80,000 shares, respectively, of the Company’s restricted common stock remain subject to repurchase by the Company. There were no repurchases of restricted stock during 2004 or 2005.

Restricted Stock Units

On May 5, 2004, the Company amended the Plans to allow the Company to issue RSUs. RSUs are similar to restricted stock in that they are issued for no, or nominal, consideration; however, the holder generally is not entitled to the underlying shares of common stock until the RSU vests.

On May 5, 2004, the Company granted to its Chief Executive Officer, J. Michael Lawrie, an RSU for 350,000 shares of its common stock in connection with his commencement of employment. The terms of this RSU provide that 150,000 of the underlying shares of common stock vested during the second quarter of 2004 and the remaining 200,000 shares vest two years from his commencement of employment. During 2004 the Company granted additional RSUs for an aggregate of 145,000 shares of its common stock to various employees upon commencement of employment. As of December 31, 2004, RSUs for a total of 332,500 shares of the Company’s common stock were unvested and remain outstanding.

The Company recorded an aggregate of $4.9 million of deferred compensation during 2004 in connection with the issuance of these RSUs, which the Company is amortizing on a straight-line basis over the respective vesting periods. The Company recorded $2.5 million of compensation expense associated with the RSUs during the year ended December 31, 2004.

The following table presents the activity related to RSUs during 2005:

	Number of RSUs:
	Employee/ Officer (1)	CEO (2)	Total
Unvested balances as of December 31, 2004	132,500	200,000	332,500
RSUs granted to employees	1,259,361	—	1,259,361
RSUs granted to officers	555,000	350,000	905,000
RSUs vested during period	(55,500)	(350,000)	(405,500)
RSUs canceled due to employee terminations	(307,595)	—	(307,595)

Unvested balances as of December 31, 2005	1,583,766	200,000	1,783,766

(1)	The Company recorded an aggregate of $19.1 million of deferred compensation during the year ended December 31, 2005 in connection with the issuance of these RSUs, which the Company is amortizing on a straight-line basis over the respective vesting periods. The Company recorded $7.0 million of compensation expense associated with the RSUs during the year ended December 31, 2005. These RSUs generally vest either on the third or fourth anniversary of the date of grant; provided, however that the vesting of a portion of such RSUs may accelerate upon achievement of specified objective financial performance goals as further described below.

Specifically, the Compensation Committee approved the following performance goals for 2005 and 2006:

•	2005: revenue growth of approximately 15% compared to actual revenue achieved in 2004 and operating margin of 15%.

•	2006: revenue growth of 15% compared to actual revenue achieved in 2005 and operating margin of 17%.

The revenue-based targets set forth above will be adjusted upward to incorporate any revenue from companies acquired during the relevant year (excluding the acquisition of edocs in 2005) and the operating margin-based targets will be adjusted for the impact of any acquisitions and certain unusual charges (e.g., stock-based compensation, restructuring expenses, etc.).

For each goal that is fully achieved, vesting will be accelerated for 25% of the total shares granted, such that up to half of such accelerated shares would vest on January 31 of the year in which the Compensation Committee of the Company’s Board of Directors or the Company’s Board of Directors determines that each of that year’s goals have been met, and up to half of the remaining shares would vest on January 31 of the following year.

(2)	In connection with the resignation of the Company’s former Chief Executive Officer, J. Michael Lawrie, and in accordance with the terms of his offer letter, the 200,000 remaining unvested shares of his RSU immediately vested in full upon his resignation.

On April 30, 2005, the Company granted to its current Chief Executive Officer, George Shaheen, an RSU for 350,000 shares of its common stock in connection with his commencement of employment. The terms of the RSU provide that 150,000 of the underlying shares of common stock vested during the second quarter of 2005, and accordingly the Company has expensed $1.4 million in the accompanying consolidated financial statements. The remaining 200,000 shares vest two years from his commencement of employment, or upon a change in control as defined in Mr. Shaheen’s offer letter. The Company recorded $1.8 million of deferred compensation in connection with the issuance of this RSU, which the Company is amortizing to compensation expense on a straight-line basis over the vesting period.

11.	Net Income per Share

The following is a reconciliation of the number of shares used in the basic and diluted net income per share computations for the periods presented (in thousands):

	2004	2005
Shares used in basic net income per share computation	505,044	521,752
Effect of dilutive potential common shares resulting from stock options	35,440	23,635
Effect of dilutive potential common shares resulting from restricted stock units and common stock subject to repurchase	46	229

Shares used in diluted net income per share computation	540,530	545,616

Shares used in the diluted net income per share computation in the above table include the dilutive impact of the Company’s stock equivalents (i.e., stock options, restricted stock subject to repurchase and RSUs). The dilutive impact of the Company’s common stock equivalents for 2004 and 2005 is calculated using the treasury stock method, based on the average share price of the Company’s common stock of $10.41 and $9.33 per share, respectively. Under the treasury stock method, the proceeds that would be hypothetically received from the exercise of all stock options with exercise prices below the average share price of the Company’s common stock are assumed to be used to repurchase shares of the Company’s common stock.

The Company excludes all potentially dilutive securities from its diluted earnings per share computation when their effect would be anti-dilutive. The following common stock equivalents were excluded from the earnings per share computation, as their inclusion would have been anti-dilutive (in thousands):

	2004	2005
Stock options excluded due to the exercise price exceeding the average fair value of the Company's common stock during the period	58,531	51,847

Under the treasury stock method, stock options with exercise prices exceeding the average share price of the Company’s common stock during the applicable period are excluded from the diluted earnings per share computation. These stock options had weighted average exercise prices of $21.93 and $20.23 per share during 2004 and 2005, respectively.

12.	Taxes

Income Taxes

Income before tax expense includes income from foreign operations of approximately $61.2 million and $78.7 million for 2004 and 2005, respectively. The components of income tax expense for 2004 and 2005 are as follows (in thousands):

	December 31,
	2004	2005
Current:
Federal	$14,068	$29,113
State	6,113	2,174
Foreign	12,466	16,499

Total current	32,647	47,786

Deferred:
Federal	30,256	5,271
State	3,776	(879)
Foreign	(1,780)	(2,983)

Total deferred	32,252	1,409

Total income tax expense	$64,899	$49,195

The differences between the income tax expense computed at the federal statutory rate of 35% and the Company’s actual income tax expense for 2004 and 2005 are as follows:

	December 31,
	2004	2005
Expected income tax expense	35.0%	35.0%
State income taxes, net of federal tax benefit	4.9%	0.7%
Research and development credit	(1.1)%	(0.4)%
Non-deductible expenses	2.0%	2.4%
Meals and entertainment	0.8%	1.1%
Foreign rate differential	(7.3)%	(3.3)%
Purchased in-process product development	1.2%	3.1%
Other, net	1.5%	1.6%

Total income tax expense	37.0%	40.2%

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 2004 and 2005 are as follows (in thousands):

	December 31,
	2004	2005
Deferred tax assets:
Allowance for doubtful accounts and returns	$6,681	$4,627
Accruals and reserves, not currently deducted for tax purposes	66,497	57,385
Tax credit carryforwards	114,705	99,793
Net operating loss carryforwards	592,821	563,335
Depreciation and amortization	48,007	40,766
Unrealized loss on investments	3,560	9,347
Other	10,255	8,596

Deferred tax assets	842,526	783,849

Valuation allowance	(701,156)	(657,335)

Net deferred tax assets	$141,370	$126,514

As of December 31, 2005, the Company had a valuation allowance on its deferred tax assets of approximately $657.3 million, of which approximately $625.2 million pertains to certain tax credits and net operating loss (“NOL”) carryforwards resulting from the exercise of employee stock options. The Company has provided a valuation allowance on these deferred tax assets. The valuation allowance on these deferred tax assets will be reduced in the period in which the Company realizes a benefit on its tax return from a reduction of income taxes payable stemming from the utilization of these credits and losses. When realized, the tax benefit of these credits and losses will be accounted for as a credit to stockholders’ equity rather than as a reduction of income tax expense. The amount of tax benefits resulting from the exercise of employee stock options accounted for as a credit to stockholders’ equity was $73.4 million during 2005 and $16.6 million during 2004.

The remaining valuation allowance of $32.1 million pertains to certain acquisition-related tax credits and NOL carryforwards that may be limited under Section 382 of the Internal Revenue Code. If an “ownership change,” as defined in Section 382, occurs or has occurred, a corporation’s ability to utilize NOL and tax credit carryforwards may be subject to restriction. If the Company realizes a tax benefit related to these NOL and tax credits carryforwards, the tax benefit will be accounted for as a credit to goodwill rather than as a reduction of income tax expense. The amount of tax benefits resulting from the utilization of acquisition-related tax credits and NOL carryforwards accounted for as a credit to goodwill was $0.8 million in 2005 and $1.3 million during 2004.

As of December 31, 2005, the Company had federal and state net operating loss carryforwards of approximately $1,400.0 million and $1,189.0 million, respectively, available to offset future taxable income. In addition, the Company had federal and state research and development credit carryforwards of $36.4 million and $48.8 million, respectively, available to offset future tax liabilities. The Company’s federal NOL carryforwards will begin to expire in 2011, if not utilized. The Company’s state NOL carryforwards have begun to expire as of 2005, and will continue to do so if not utilized. The Company’s federal research and development credit carryforward will begin to expire in 2011, if not utilized. The state research and development credit can be carried forward indefinitely.

In March 2005 the Company received formal notification from the Internal Revenue Service (“IRS”) that its examination of the Company’s U.S. federal income tax returns for 1998 through 2000 had been completed. The final settlement with the IRS was consistent with the preliminary settlement disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. As a result of the settlement, the Company was able to utilize certain NOL carryforwards associated with stock option exercises that occurred in previous years. The majority of the final settlement of $54.3 million was offset by available NOL carryforwards of $51.4 million associated with previous exercises of stock options. The Company has reflected the utilization of these NOLs as an increase to additional paid-in capital in the accompanying consolidated financial statements. The remaining portion of the settlement is expected to result in a cash outlay for interest of approximately $2.9 million, which has been accrued by the Company.

The Company’s U.S. federal income tax returns for 2001 through 2003 remain under examination by the IRS. While the final resolution of this on-going examination of the Company’s U.S. federal income tax returns for 2001 through 2003 remains uncertain, the Company believes it has made adequate provision in the accompanying consolidated financial statements for any adjustments that the IRS has or may propose. Based on currently available information, management believes that the ultimate outcome of these examinations will not have a material adverse effect on the Company’s financial position, cash flows or results of operations.

The Company’s foreign subsidiaries’ earnings are considered indefinitely reinvested in operations outside the United States. Accordingly, the Company has provided no U.S. income taxes on these earnings. As of December 31, 2005, the Company has unrecognized deferred tax liabilities of approximately $100.6 million related to approximately $262.1 million of cumulative net undistributed earnings of foreign subsidiaries. The Company intends to utilize these amounts to fund future expansion of our international operations.

On October 22, 2004, the American Jobs Creation Act (the “AJCA”) was signed into law. The AJCA includes a deduction of 85% for certain foreign earnings that are repatriated, as defined in the AJCA. The Company elected not to repatriate any foreign earnings in 2005.

Payroll Taxes

In July 2005, the IRS completed its examination of the Company’s U.S. payroll tax returns for 1999 through 2001 and issued an assessment of $60.8 million primarily for penalties. This assessment primarily relates to the timing of the payment of taxes associated with stock option exercises. The Company notified the IRS that it does not agree with the IRS’ findings. The Company plans to appeal this assessment and defend itself vigorously. While the final resolution of this issue is uncertain, based on currently available information, the Company believes it has made adequate provision in the accompanying consolidated financial statements for any adjustments that may result from the IRS audit of these U.S. payroll tax returns.

Indirect (Sales, Use and Value Added) Taxes

The Company’s sales and use tax returns in various states in the United States for 2000 through 2005 and certain international sales and value added tax returns for 2002 through 2005 are currently under examination and/or review by the applicable taxing authorities. While the final resolutions of these on-going examinations are uncertain, the Company believes it has made adequate provision in the accompanying consolidated financial statements for any adjustments that may result from the audits of these tax returns.

Summary

The Company may receive assessments related to the audits and/or reviews of its U.S. and foreign income tax returns, payroll tax returns, sales and use tax returns, and value added tax returns that exceed amounts provided for by the Company. In the event of such an assessment, there exists the possibility of a material adverse impact on the Company’s results of operations for the period in which the matter is ultimately resolved or an unfavorable outcome becomes probable and reasonably estimable. Due to the uncertainty surrounding the audit/review process, there exists the possibility that the Company may incur costs in excess of amounts already recognized; however, the amount of such additional loss, if any, is not currently estimable.

13.	Segment and Geographic Information

The Company is principally engaged in the design, development, marketing, licensing and support of Siebel Business Applications, its family of front-office business software applications. Substantially all revenues result from the license of the Company’s front-office software products and related professional services and customer support (maintenance) services. The Company’s chief operating decision-maker (i.e., chief executive officer) reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by geographic region and product for purposes of making operating decisions and assessing financial performance. Accordingly, the Company considers itself to be in a single reporting segment, specifically the license, implementation and support of its software.

The Company evaluates the performance of its geographic regions and products based only on revenues. The Company does not assess the performance of its geographic regions or products on other measures of income or expense, such as depreciation and amortization, operating income or net income. In addition, the Company’s assets are primarily located in the United States and not allocated to any specific region or product. The Company does not produce reports for, or measure the performance of, its geographic regions or products using any asset-based metrics. Therefore, geographic and product information is presented only for revenues.

The following geographic information for total revenues is presented for 2004 and 2005 (in thousands):

	Year Ended December 31,
	2004	2005
United States	$785,844	$818,244
Europe	444,315	471,277
Asia Pacific	77,209	99,033
Canada and Latin America	32,425	40,586

	$1,339,793	$1,429,140

International software license revenues for 2004 and 2005 were $223.0 million and $242.2 million, respectively, representing 46% and 50% of software license revenues, respectively. The Company’s international software license revenues are derived from countries principally in Europe and Asia Pacific, which includes Japan.

The following is a summary of the Company’s software license revenues by product for 2004 and 2005 (in thousands):

	Year Ended December 31,
	2004	2005
Sales, marketing and service automation	$348,550	$317,886
Customer and business analytics	111,626	119,985
Customer data integration	26,951	42,622

Total	$487,127	$480,493

At times the Company licenses a combination of its products to its customers, with the actual product selection and number of licensed users determined subsequent to the initial license. The Company refers to these licenses as “Enterprise Licenses.” The Company recognizes revenue from its Enterprise Licenses upon delivery of the first copy, or product master, for all of the products within the license, as all products have been licensed and delivered, and the customer has the right of use. During 2004 and 2005, software license revenues from Enterprise Licenses were $83.8 million and $53.8 million, respectively. The Company estimates the allocation of the revenue from these Enterprise Licenses to individual software products based upon the expected usage by its customers and in a manner consistent with its determination of compensation for its sales personnel. The actual deployment of Enterprise Licenses by the Company’s customers may differ from the revenue allocated in the above table.

Although the Company believes the above methodology of allocating revenue from its Enterprise Licenses is reasonable, there can be no assurance that such allocated amounts reflect the amounts that would result had the Company individually licensed each specific software solution. Further, the Company generally does not reevaluate the allocation of its revenue from Enterprise Licenses based on actual deployment by its customers.

The following is a summary of the Company’s professional services, maintenance and other revenues, by service offering, for 2004 and 2005 (in thousands):

	Year Ended December 31,
	2004	2005
Professional services, maintenance and other revenues:
Maintenance	$469,751	$500,112
Professional services and other	382,915	448,535

Total	$852,666	$948,647

No single customer accounted for 10% or more of total revenues in 2004 or 2005.